Exhibit 10.11

CONTRACT FOR THE PURCHASE AND SALE OF SHARES UNDER SUSPENSIVE CONDITIONS AND OTHER COVENANTS

Entered into between

COSAN LUBRIFICANTES E ESPECIALIDADES S.A.

and,

LUIS ALBERTO DIOGENES PINHEIRO

LUIS ALBERTO DIOGENES PINHEIRO JUNIOR

CARLOS AUGUSTO DIOGENES PINHEIRO SOBRINHO

LISANDRA CRISTINA PEREZ PINHEIRO DA CRUZ

PAULO VINICIUS PEREZ PINHEIRO

and

EVERTON LUIS ARIKI

and also, as consenting intervening parties,

DIPI HOLDING LTDA.

PAX LUBRIFICANTES LTDA.

LUBRIPACK INDÚSTRIA E COMÉRCIO LTDA.

and

ELVIN LUBRIFICANTES INDÚSTRIA E COMÉRCIO LTDA.

São Paulo, September 29, 2024

CONTRACT FOR THE PURCHASE AND SALE OF SHARES UNDER SUSPENSIVE CONDITIONS AND OTHER COVENANTS

By this private instrument and in the best form of law, the parties below:

I. COSAN LUBRIFICANTES E ESPECIALIDADES S.A., a privately held corporation, CNPJ No. 33.000.092/0001-69, headquartered in the city of Rio de Janeiro, state of Rio de Janeiro, at Praia da Ribeira, No. 51 - Fundos, Bairro Ribeira, Ilha do Governador, CEP 21930-050, herein represented, pursuant to its Bylaws, by its undersigned legal representatives (“Buyer”);

and,

II. LUIS ALBERTO DIOGENES PINHEIRO, Brazilian, divorced, chemical engineer, identity card RG No. XXXXXXX, CPF number XXXXXXXXXXXX, resident and domiciled in the city of Campinas, state of São Paulo, XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXX (“XXXX”);

III. LUIS ALBERTO DIOGENES PINHEIRO JUNIOR, Brazilian, in a common law marriage with total separation of assets, chemical engineer, identity card RG No. XXXXXXXXXXXX, CPF No. XXXXXXXXXXXX, resident and domiciled in the city of Campinas, state of São Paulo, XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX13076-540 (“Junior”);

IV. CARLOS AUGUSTO DIOGENES PINHEIRO SOBRINHO, Brazilian, divorced, businessman, RG No. XXXXXXXXXXXX, CPF No. XXXXXXXXXXXX, resident and domiciled in the city of Valinhos, state of São Paulo, XXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXX (“Carlos”);

V. LISANDRA CRISTINA PEREZ PINHEIRO DA CRUZ, Brazilian, married under the regime of partial community property, businesswoman, identity card RG No. XXXXXXXXXXXX, CPF No. XXXXXXXXXXXX, resident and domiciled in the city of Campinas, state of São Paulo, XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXX (“Lisandra”);

VI. PAULO VINICIUS PEREZ PINHEIRO, Brazilian, single, businessman, identity card RG No. XXXXXXXXXXXX, CPF No. XXXXXXXXXXXX, resident and domiciled in the city of Jundiaí, state of São Paulo, XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXX (“Paulo”); and

VII. EVERTON LUIS ARIKI, Brazilian, married, businessman, holder of identity card RG No. XXXXXXXXXXXX, CPF number XXXXXXXXXXXX, resident and domiciled in the city of Paulínia, state of São Paulo, XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXX (“Everton” and, together with Luis, Junior, Carlos, Lisandra and Paulo, “Sellers” and, individually, “Seller”),

Buyer and Sellers, also hereinafter referred to collectively as “Parties” and individually as “Party”;

and as consenting intervening parties,

VIII. DIPI HOLDING LTDA., a limited liability company, CNPJ No. 25.422.876/000157, with registered offices at Rua Francisco Ceará Barbosa, No. 280, 2nd floor, in the city of Campinas, state of São Paulo, Bairro Campos dos Amarais, CEP 13082-030, herein represented pursuant to its Articles of Association by its undersigned legal representatives (“DIPI”);

IX. PAX LUBRIFICANTES LTDA. a limited company, CNPJ No. 51.866.804/0001-09, with registered office at Rua Francisco Ceará Barbosa, No. 306, in the city of Campinas, state of São Paulo, Bairro Campos dos Amarais, CEP 13082-030, herein represented pursuant to its Articles of Association by its undersigned legal representatives (“Pax”);

X. LUBRIPACK INDÚSTRIA E COMÉRCIO LTDA. a limited company, CNPJ No. 11.175.845/0001-34, with registered office at Gleba 1 - Denominado Santa Augusta, S/N, in the city of Cosmópolis, state of São Paulo, Núcleo Campos Salles, CEP 13150-000, herein represented pursuant to its Articles of Association by its undersigned legal representatives (“Lubripack”); and

XI. ELVIN LUBRIFICANTES INDÚSTRIA E COMÉRCIO LTDA., a limited company, CNPJ No. 62.417.282/0001-84, with registered offices at Estrada Para Parnaíba, No. 6550, in the city of Franco da Rocha, state of São Paulo, Jardim da Colinas, CEP 07811-060 (“Elvin” and, together with DIPI, Pax and Lubripack, “Companies”)

WHEREAS:

(i) On this date, the Sellers are the holders and legitimate owners, directly or indirectly, of one hundred percent (100%) of the quotas representing the share capital of the Companies, all the quotas of each of the Companies having been subscribed and paid in and divided between them as follows:

DIPI
Partners	Quotas	Value		%
Luis	1,924,000	R$	1,924,000.00	52%
Junior	444,000	R$	444,000.00	12%
Carlos	444,000	R$	444,000.00	12%
Lisandra	444,000	R$	444,000.00	12%
Paulo	444,000	R$	444,000.00	12%
TOTAL	504,000	R$	504,000.00	100%

Pa, Lubrificantes Ltda.
Partners	Quotas	Value		%
DIPI	504,000	R$	504,000.00	100%
TOTAL	504,000	R$	504,000.00	100%

Lubripack Indústria e Comércio Ltda.
Partners	Quotas	Value		%
DIPI	12,000	R$	12,000.00	60%
Junior	6,000	R$	6,000.00	30%
Everton	2,000	R$	2,000.00	10%
TOTAL	20,000	R$	20,000.00	100%

Elvin Lubrificantes Indústria e Comércio Ltda.
Partners	Quotas	Value		%
DIPI	3,185,000	R$	3,185,000.00	100%
TOTAL	3,185,000	R$	3,185,000.00	100%

(ii) Subject to the terms and conditions set forth in this Agreement and also to the verification of the fulfillment and/or waiver, as the case may be, of the Conditions Precedent set forth herein, on the Closing Date, the Sellers shall sell to the Buyer and the Buyer shall acquire from the Sellers all of the quotas representing the share capital of the Companies, free and clear of any Liens, so that, after the completion of the steps described above, the Buyer becomes the holder, directly and indirectly, of one hundred percent (100%) of the total and voting share capital of the Companies;

The Parties HEREBY RESOLVE, by mutual agreement, to enter into this Share Purchase Agreement and Other Covenants (“Agreement”), which shall be governed by the following clauses and conditions:

CHAPTER 1: PRELIMINARY PROVISIONS

1.	Definitions and Rules of Interpretation

1.1. When used in this Agreement, terms beginning with capital letters shall have the meanings ascribed to them in the Attachment 1.1 to this Agreement.

1.2. This Agreement shall be governed by and construed in accordance with the following principles: (i) the headings and titles of this Agreement are for ease of reference only and shall not restrict or affect the meaning of the clauses, paragraphs or items to which they apply; (ii) the terms “including” and other similar words shall be construed as if accompanied by the expression “as an example”; (iii) whenever the context so requires, the definitions in this Agreement shall apply in the singular as well as in the plural, and the masculine gender shall include the feminine and vice versa; (iv) references to any document or other instruments include all their additions, replacements and consolidations, as well as their respective supplements, unless specifically provided otherwise; (v) references to legal provisions shall be construed as references to such provisions and their respective amendments, expansions, consolidations, reissues and changes, provided that they are in force on the date hereof; (vi) all references to the Persons, the Sellers, the Buyer or the Companies include their respective successors and permitted assigns; (vii) unless otherwise specifically provided, references to items or attachments shall apply to the items and attachments of this Agreement, which form an integral part hereof and have the same binding force and effect; (viii) the terms “hereof,” “herein” and “pursuant hereto” and words of similar meaning shall, unless otherwise provided, be construed as referring to this Agreement as a whole (including all attachments hereto); (ix) all references to periods of days shall be deemed to be the respective number of consecutive days, unless otherwise stated; (x) all time limits or periods contained in this Agreement shall be counted excluding the date of the event and including the last day of the time limit or period in question, unless expressly stated otherwise; if the last day for delivery of any notice or performance of any act required or permitted under this Agreement is not a Business Day, then the deadline for delivery of the notice or performance of such act shall be extended to the next Business Day; (xi) in the event of any ambiguity or doubt as to the intent or interpretation of this Agreement, this Agreement shall be construed as if it had been written jointly by the Sellers, the Buyer and the Companies, without any presumption or burden of proof in favor of or against any contracting Party as to the authorship of any of its provisions; and (xii) all accounting terms not expressly defined in this Agreement shall be construed in accordance with BR GAAP.

CHAPTER II: OBJECT

2.	Object

2.1. Subject to the Conditions Precedent, the Parties irrevocably and irreversibly undertake to perform all necessary acts so that, on the Closing Date, the Buyer acquires all the Acquired Quotas (as defined below) from the Sellers, under the terms of Clause 3 below, and becomes the holder, directly and indirectly, of quotas representing one hundred percent (100%) of the voting and total share capital of the Companies (“Transaction”).

2.2. Notwithstanding the provisions of this Agreement, the Buyer may consummate the Transaction through one or more Affiliates of the Buyer and/or its direct and indirect Controlling Companies, in which case these companies shall also be covered by the definition of Buyer, and such companies and the Buyer shall be jointly and severally liable for all obligations attributable to the Buyer under this Agreement, it being understood that, in such event, the Parties shall formalize, by means of a written amendment to this Agreement, with the purpose of including said entity, as the case may be.

CHAPTER III: CORPORATE REORGANIZATION AND PURCHASE AND SALE OF SHARES

3.	Corporate reorganization

3.1. Corporate Reorganization. The Parties agree that the Sellers shall take all measures in order to implement, prior to the Closing Date, a corporate reorganization involving the Companies, with the following steps: (i) Júnior and Everton, the latter depending on when step “ii” below is carried out, will transfer all of their shareholdings in Lubripack’s share capital to DIPI, so that DIPI will become the holder of all of Lubripack’s share capital; (ii) Everton, by means of a private agreement to be entered into with the other Sellers, will cease to be a partner/shareholder in any of the Companies; and (iii) the transfer to the Sellers of the assets relating to the existing buildings on the property located at Sítio Santa Augusta, in the Municipality of Cosmópolis, the object of registration number 215 registered with the General Real Property Registry of Cosmópolis-SP, currently held by Lubripack (“Corporate Reorganization”).

3.1.1. Notwithstanding the above, the Sellers undertake to assess the best way to carry out the transfer of the assets referred to in item (iii) of Clause 3.1 above, and shall submit the proposed structure for approval by the Buyer between now and the Closing Date.

3.1.2. The Sellers undertake to take any and all measures and to sign any and all documents necessary for the implementation of the Corporate Reorganization prior to the Closing Date, including, without limitation, any private instruments between the Sellers, requests for any authorizations from third parties, including Public Authorities, banks, key suppliers and other third parties, necessary for the Corporate Reorganization, as applicable, subject to the provisions of Clause 15.1(iii) below.

3.2. After the Corporate Reorganization, the Sellers, except Everton, will be the holders and legitimate owners of one hundred percent (100%) of the quotas representing the share capital of DIPI, with all the quotas of DIPI being subscribed and paid in.

4.	Buying and selling shares

4.1. Purchase and Sale. Subject to the fulfillment and/or waiver by the applicable Party of the Conditions Precedent, on the Closing Date, the Buyer undertakes to acquire, upon payment of the Purchase Price, shares representing one hundred percent (100%) of the total share capital of DIPI, all owned by the Sellers, free and clear of any Liens (“Acquired Quotas”), and the Sellers undertake to sell, assign and transfer the Acquired Quotas to the Buyer, free and clear of any Liens (“Purchase and Sale of Shares”), so that, upon consummation of the acquisition of the Acquired Quotas, the Buyer becomes the direct holder of the entire share capital of DIPI and, indirectly, of the entire share capital of Lubripack, Pax and Elvin.

5.	Purchase Price and Payment

5.1. Purchase Price. Subject to the other terms and conditions of this Agreement, for the acquisition of the Acquired Quotas, the Buyer shall pay the Sellers, in the proportions indicated in Attachment 5.1 the price of four hundred ten million reais (R$ 410,000,000.00) (“Base Purchase Price”), also subject to any (i) Pre-Closing Adjustment, (ii) Post-Closing Price Adjustment, and (iii) Installment Adjustment, as applicable, when the effective total acquisition price will be determined under the terms of Clause 7 (“Purchase Price”).

5.2. Payment method. Subject to the provisions of this Clause 5, the Purchase Price shall be paid by the Buyer to the Sellers, in local currency, by means of a direct electronic transfer of immediately available funds to the Sellers’ checking account specified in Attachment 5.2 to this Agreement, as follows:

(i) Immediate Lump-Sum Payment. The lump-sum of three hundred ten million reais (R$ 310,000,000.00) will be paid to the Sellers immediately, on the Closing Date, concurrently with the effective transfer of the Acquired Quotas, subject to any Pre-Closing Price Adjustment, under the terms of Clause 7.1 (“Immediate Lump-Sum”); and

(ii) Installments. The amount of one hundred million reais (R$ 100,000,000.00), subject to (a) the Installment Adjustment, under the terms of Clause 8, (b) to the withholdings under the terms of Clause 19, as applicable, and (c) the monetary adjustments referred to below, shall be paid to the Sellers in two (2) annual installments, being: (a) the first, in the amount of up to fifty million reais (R$ 50,000,000.00) (“First Installment”); and (b) the second, in the amount of fifty million reais (R$ 50,000,000.00), or in a higher amount as provided in Clause 8, subject to the maximum of one hundred million reais (R$ 100,000,000.00) as provided herein, both duly adjusted by the variation of one hundred percent (100%) of the CDI between the Closing Date and the date of their respective actual payment, shall be paid in the manner set forth in Clause 8 (“Second Installment” and, together with the First Installment, “Installments”).

5.3. Discharge. Upon presentation of proof of transfer of each payment of the Immediate Lump-Sum Payment and the Installments, the Sellers will automatically provide the Buyer with complete, general, irrevocable and irreversible discharge with respect to the payment of said installment of the Base Purchase Price, as the case may be, the proof of clearing of the amount serving as proof of payment and discharge to the Buyer in respect of each respective installment of the Base Purchase Price, it being understood that, in this case, the Sellers shall have nothing further to claim from the Buyer in respect of the receipt of the said installment of the Base Purchase Price in question, at any time and under any title whatsoever.

5.4. Taxes. Each of the Parties shall be liable, pursuant to applicable Law, for calculating, withholding and paying all Taxes incurred by such Party within the scope of and in relation to the Transaction, it being certain that no withholding or payment of any Tax shall result in any adjustment of the Purchase Price. For the avoidance of doubt, the Parties hereby expressly declare that the Taxes levied on any capital gain shall be borne in full by the Sellers, without any increase in the Purchase Price.

5.5. Penalties. In the event of a delay in the payment of any of the installments of the Purchase Price for a period of more than five (5) Business Days, the overdue amount will be increased, in addition to monetary adjustment, by the variation of one hundred percent (100%) of the CDI calculated from the due date until the date of actual payment, by (i) late payment interest of one percent (1%) per month calculated on a pro rata die basis from the due date until the date of actual payment, and (ii) a penalty fine in an amount equivalent to two percent (2%) of the amount due.

CHAPTER IV. PURCHASE PRICE ASSUMPTIONS

6.	Purchase Price Assumptions

6.1. Purchase Price Assumptions. The Parties acknowledge that the Purchase Price was agreed upon considering the following assumptions:

(i) the Sellers will be, directly or indirectly, owners, on the Closing Date, of one hundred percent (100%) of the quotas of the Companies, free of any and all Liens, according to the proportions mentioned in Clause 3.2 above;

(ii) except for the values indicated in Attachment 6.1(ii) (“Authorized Withdrawals”), as from the Base Date, the Sellers have not made and, up to the Closing Date, shall not make withdrawals from the Companies by way of dividends, interest on equity, capital reduction with reimbursement to partners or shareholders, redemption of quotas or shares, participation in the results of holding companies incorporated with the Companies, payments as remuneration for the position of director of the Companies or in any other capacity whatsoever, investment process costs, expenses not related to the activities carried out by the Companies or other withdrawals even if already accrued (“Withdrawals”), even if such Withdrawals have been declared and/or accounted for or accrued prior to the Base Date or accounted for, accrued or recorded in the Financial Statements. Any amounts withdrawn shall be deducted from the Purchase Price and any balance shall be paid by the Sellers to the Buyer or offset by the Buyer against amounts due to the Sellers under this Agreement ;

(iii) at the present date there are no amounts due and owing by the Companies for maintenance expenses, and it is considered that the Companies have, to the best knowledge of the Sellers, all the licenses necessary for the performance of the activities in the Ordinary Course of Business, and the assets and facilities are in accordance with current legislation, being in good condition, observing the natural wear and tear resulting from use, in accordance with occupational health and safety regulations, as well as free and clear of any Liens;

(iv) there are no overdue debts to suppliers that have not been formally provisioned in the Financial Statements;

(v) the consolidated Net Debt of the Companies will be calculated on the basis of the metrics set forth in Attachment 6.1(v), based on the Financial Statements of the Companies as at the Base Date (“Base Net Debt”);

(vi) the value of the Companies’ consolidated Working Capital will be calculated considering the arithmetic average of the twelve (12) months prior to the Closing Date and based on the metrics set forth in Attachment 6.1(vi), based on the Financial Statements of the Companies as at the Base Date, which is adequate for the operation of their businesses and the maintenance of their operating activities (“Base Working Capital”);

(vii) the consolidated base EBITDA of the Companies corresponds to forty-five million reais (R$ 45,000,000.00) (“Base EBITDA”); and

(viii) until the Closing Date, the Companies will continue to carry out their business activities in accordance with current practices, so as not to engage in any acts that would result in a Material Adverse Effect .

6.2. A duly proven falsehood, omission, error or inaccuracy and/or nonfulfillment of any of the above assumptions may result in an adjustment of the Base Purchase Price, as expressly provided in this Agreement.

7.	Base Purchase Price Adjustments

7.1. Pre-Closing Adjustment of the Base Purchase Price. The Parties hereby agree that five (5) days prior to the Closing Date, the Sellers shall make available to the Buyer the Financial Statements of the Companies for the month immediately preceding the Closing Date (“Pre-Closing Financial Statements”) and that the Base Purchase Price may be adjusted prior to the Closing Date (“Pre-Closing Price Adjustment”) as a result of (i) the variation between the amount of Base Net Debt and that actually calculated in the Pre-Closing Financial Statements (“Pre-Closing Net Debt”); and (ii) the variation between the amount of Base Working Capital and that effectively calculated in the Pre-Closing Financial Statements (“Pre-Closing Working Capital”), both calculated and informed by the Sellers to the Buyer, two (2) days before the Closing Date, according to the application of the following formula:

Where:

CGP = the value of the Companies’ consolidated Working Capital calculated in accordance with the Pre-Closing Financial Statements.

CGB = the value of the Companies’ consolidated Basic Working Capital, calculated in accordance with the calculation methodology set forth in Attachment 6.1(vi).

DLB = the value of the companies’ consolidated Base Net Debt, corresponding to zero reais (R$ 0.00).

DLP = the value of the Companies’ consolidated Net Debt calculated in accordance with the Pre-Closing Financial Statements, in accordance with the calculation methodology set forth in Attachment 6.1(v).

7.2. Once the Pre-Closing Price Adjustment has been defined, for all purposes of this Agreement, the Purchase Price of the Acquired Quotas shall immediately correspond to the Base Purchase Price:

(i)	plus the Pre-Closing Price Adjustment, if the Price Adjustment is a positive number; or

(ii)	reduced by the Pre-Closing Price Adjustment if the Price Adjustment is a negative number.

7.2.1. The Parties agree that, once the Pre-Closing Price Adjustment has been defined on the Closing Date, the Buyer will make payment to the Sellers of the amount of the Immediate Lump-Sum Payment already reduced or increased by the amount of the Pre-Closing Price Adjustment.

7.3. Post-Closing Adjustment of the Base Purchase Price. Upon completion of the Pre-Closing Price Adjustment and after actual payment of the Immediate Lump-Sum Payment, the Base Purchase Price will be adjusted in accordance with the terms and conditions below (“Post-Closing Price Adjustment” and, together with the Pre-Closing Price Adjustment, “Price Adjustments”):

7.4. Calculation of the Post-Closing Adjustment. The Parties expressly agree that the Base Purchase Price, already taking into account the Pre-Closing Price Adjustment, may change due to the positive or negative variation between (a) the value of the Pre-Closing Working Capital and the value of the consolidated Working Capital of the Companies on the Closing Date; and (b) the value of the Pre-Closing Net Debt and the value of the consolidated Net Debt of the Companies on the Closing Date, calculated in the manner provided in this clause, according to the application of the following formula:

Where:

CGF = the value of the Companies’ consolidated Working Capital on the Closing Date, calculated in accordance with the calculation methodology set forth in Attachment 6.1(vi).

CGP = the value of Pre-Closing Working Capital.

DLP = the value of Pre-Closing Net Debt.

DLF = the value of the Companies’ consolidated Net Debt on the Closing Date, calculated in accordance with the calculation methodology set forth in Attachment 6.1(v).

7.4.1. Adjustment Report. For purposes of determining the Post-Closing Price Adjustment, within one hundred twenty (120) days from the Closing Date, the Buyer shall deliver to the Sellers the Closing Financial Statements, as well as all other financial or managerial information relevant to the calculation of the Post-Closing Price Adjustment, as provided in Clause 7.4, including (i) the Net Debt and Working Capital positions of the Companies on the Closing Date; and (ii) the values that the Buyer understands to be applicable for the value of all the items in the formula above, along with the calculation breakdown. (“Buyer’s Adjustment Report”).

7.4.2. Review of the Buyer’s Adjustment Report by the Sellers. The Sellers shall, within thirty (30) days from receipt by the Sellers of the Buyer’s Adjustment Report, deliver a joint written notice to the Buyer informing (i) their agreement with the terms of the Buyer’s Adjustment Report (“Consent Notice”), in which case the Post-Closing Price Adjustment made by the Buyer shall be maintained, or (ii) their disagreement with the terms of the Buyer’s Adjustment Report, including the calculation of the Post-Closing Price Adjustment, specifying the points of disagreement (“Disagreement Notice”). The Sellers’ failure to express their disagreement within the period provided in this Clause shall mean full agreement with the Buyer’s Adjustment Report, without any reservations.

7.4.3. In the event that Buyer and Sellers are unable to reach an agreement with respect to the items set forth in the Notice of Disagreement within thirty (30) days from Buyer’s receipt of the Notice of Disagreement (“Adjustment Discussion Period”), then Sellers shall present the conflicting issues between Buyer’s Adjustment Report and the Notice of Disagreement, to a renowned auditing firm from among Deloitte, PwC, EY, KPMG, BDO and/or Grant Thornton (“Accounting Arbitrator”), to be chosen by the Sellers, within a maximum period of fifteen (15) Business Days from the end of the Settlement Discussion Period, always with a copy to the Buyer.

7.4.4. Failure to submit questions to the Accounting Arbitrator within the period provided in Clause 7.4.3 above shall result in the Sellers fully agreeing with the Buyer’s Adjustment Report, without any reservations.

7.4.5. Once the matter has been submitted to the Accounting Arbitrator, the Buyer and the Sellers shall each have the opportunity to present their respective positions in writing to the Accounting Arbitrator, with a copy to the other Party, within ten (10) days of the date on which the matter is submitted to the Accounting Arbitrator, it being understood that the respective positions may not differ, in the case of the Buyer, from the Buyer’s Adjustment Report and, in the case of the Sellers, from the Notice of Disagreement. The Accounting Arbitrator shall resolve the dispute as promptly as possible, but shall in no event exceed thirty (30) Business Days from the end of the period indicated above for the Parties in question to submit their positions.

7.4.6. Within the period of thirty (30) Business Days mentioned in Clause 7.4.5 above, the Accounting Arbitrator shall send a written report simultaneously to the Buyer and the Sellers regarding the definition of the Post-Closing Price Adjustment (“Final Adjustment Report”), in which the Accounting Arbitrator shall, after considering all the points set forth in the Buyer’s Adjustment Report and the Notice of Disagreement, determine the value of the CGF, the CGB, the EDB and the EDF.

7.4.7. The decision set forth in the Final Adjustment Report shall be final and binding on the Parties, with the exception of manifest errors (such as addition or subtraction errors).

7.4.7.1. The fees and expenses of the Accounting Arbitrator shall be paid by the Party that indicates the Post-Closing Price Adjustment that least approximates the Post-Closing Price Adjustment indicated by the Accounting Arbitrator in the Final Adjustment Report, it being understood that: (i) if the Post-Closing Price Adjustment indicated by the Accounting Arbitrator in the Final Adjustment Report results in a number up to ten percent (10%) higher or lower than the number estimated by the Buyer in the Adjustment Report, the fees of the Accounting Arbitrator shall be borne exclusively by the Sellers; (ii) if the Transaction Adjustment indicated by the Accounting Arbitrator in the Final Adjustment Report results in a number with a difference of more than ten percent (10%) above or below the number estimated by the Buyer in the Adjustment Report, the fees of the Accounting Arbitrator shall be borne exclusively by the Buyer.

7.5. Once the Post-Closing Price Adjustment has been defined, for all purposes of this Agreement, the Purchase Price of the Acquired Quotas shall immediately correspond to the Base Purchase Price, already adjusted by the Pre-Closing Price Adjustment:

(i) plus the Post-Closing Price Adjustment, if the Post-Closing Price Adjustment is a positive number; or

(ii) reduced by the Post-Closing Price Adjustment, if the Post-Closing Price Adjustment is a negative number.

7.6. Discharge. Upon payment of the Post-Closing Price Adjustment by the Sellers or the Buyer, as applicable, the Sellers or the Buyer, as applicable, shall provide the Sellers or the Buyer, as applicable, with complete, general, irrevocable and irreversible discharge with respect to the payment of said adjustment, it being understood that, in this case, the Buyer and/or the Sellers, as the case may be, shall have nothing further to claim from the Buyer and/or the Sellers, as the case may be, the Companies or any of their respective affiliates in relation to the Post-Closing Price Adjustment.

7.7. Any amounts due as a Post-Closing Price Adjustment by either Party shall be paid to the other Party within fifteen (15) days of the definition of the Post-Closing Price Adjustment, and shall be adjusted by the variation of one hundred percent (100%) of the CDI rate from the Closing Date to the date of actual payment.

7.8. If the Post-Closing Price Adjustment is owed by the Sellers to the Buyer, the Sellers shall be jointly and severally liable for payment of the amount owed to the Buyer. If, on the other hand, the Post-Closing Price Adjustment is owed by the Buyer to the Sellers, the payment in question shall comply with the proportions provided in Clause 3.2 above. The Post-Closing Price Adjustment, if paid by the Buyer to the Sellers, shall be treated as an adjustment to the Base Purchase Price, to the extent permitted by Applicable Law.

8.	Adjustment of the Installment Payments of the Purchase Price

8.1. Adjustment of the First Installment. The amount of the First Installment of the Purchase Price may change due to the negative variation between the Base EBITDA, corrected by the IPCA variation calculated between the Closing Date and the date of the First Calculation Period, and the First Period EBITDA, as defined below (“First Installment Adjustment”), based on the application of the following formula and observing the methodology set forth in Attachment 8.1:

Where:

PP = the total amount of the First Installment, as provided in Clause 5.2(ii).

EBITDA for the Period = the value of the Companies’ consolidated EBITDA calculated in the First Calculation Period.

Base EBITDA = the value of the Companies’ Base EBITDA, duly adjusted by the IPCA variation calculated between the Closing Date and the date of the First Calculation Period.

8.1.1. If, in the First Calculation Period, the value of the Companies’ consolidated EBITDA is lower than the Base EBITDA, duly corrected under the terms of Clause 8.1 above, the Sellers will be entitled to receive the First Installment reduced by the First Installment Adjustment amount, calculated in accordance with Clause 8.1 above.

8.2. First Installment Report. The Buyer shall, within ninety (90) days from the first anniversary of the Closing Date, calculate the EBITDA amount for the twelve (12) month period from the Closing Date (“First Calculation Period” and “First Period EBITDA”) and deliver a written notice to the Sellers presenting its calculation and the amount of the First Installment, duly adjusted pursuant to Clause 8.1 above, for which purpose it shall use the calculation methodology indicated in Attachment 8.2 for calculation of the EBITDA First Period (“First Installment Adjustment Report”).

8.3. Validation by the Sellers. The Sellers shall, within thirty (30) days from receipt of the First Installment Adjustment Report, deliver a written notice to the Buyer informing (i) their agreement with the terms of the First Installment Adjustment Report (“First Installment Consent Notice”), or (ii) its disagreement with the terms of the First Installment Adjustment Report, including its reasoned calculation of the First Installment Adjustment (“First Installment Disagreement Notice”). The Sellers’ failure to comment within the period provided in this Clause shall mean full agreement with the First Installment Adjustment Report, without any reservations.

8.3.1. In the event that the Buyer and the Sellers are unable to reach an agreement with respect to the items indicated in the First Installment Disagreement Notice within thirty (30) days from its receipt by the Buyer (“First Installment Discussion Period”), then the Buyer shall submit the disagreements with respect to the items indicated in the First Installment Disagreement Notice (“First Installment Indicators”) to an Accounting Arbitrator within a maximum period of ten (10) days from the end of the First Installment Discussion Period. In the event the Buyer does not submit the First Installment Indicators to the Accounting Arbitrator within said period, the Sellers may do so within ten (10) days from the eleventh (11th) day from the end of the First Installment Discussion Period.

8.3.2. Buyer and Sellers shall each have the opportunity to present their respective positions in writing to the Accounting Arbitrator, with a copy to the other Party, within ten (10) days from the date the matter is submitted to the Accounting Arbitrator. The Accounting Arbitrator shall resolve the dispute as promptly as possible, but shall in no event exceed the period of thirty (30) Business Days from the end of the aforementioned ten- (10) day period for the Parties in question to submit their positions.

8.3.3. Within the period of thirty (30) Business Days mentioned in Clause 8.3.2 above, the Accounting Arbitrator shall send a written report simultaneously to the Buyer and the Sellers regarding the definition of the First Installment Indicators (“First Installment Final Report”), in which the Accounting Arbitrator shall, after considering all the points set forth in the First Installment Adjustment Report and the First Installment Notice of Disagreement, as well as in the statements submitted by each Party to the Accounting Arbitrator, determine the final values and position of the First Installment Indicators, in compliance with the requirements set forth in this Agreement, and determine the First Installment.

8.3.4. The decision set forth in the Final First Installment Report shall be final and binding on the Parties concerned, with the exception of manifest errors (such as addition or subtraction errors). If there is a manifest error, either of the Parties in question may communicate such error to the Accounting Arbitrator, with a copy to the other Party, within ten (10) days of receipt of the First Installment Report so that the latter may make the appropriate correction immediately.

8.3.5. The fees and expenses of the Accounting Arbitrator shall be paid in the manner provided in Clause 7.4.7.1 above.

8.3.6. For purposes of this Agreement, the date of final determination of the First Installment (“First Installment Determination Date”) shall be, as applicable, (i) the date of delivery of a First Installment Notice of Agreement; (ii) the date of expiry of the term referred to in Clause 8.3 above, if the Sellers fail to timely deliver to the Buyer a First Installment Notice of Agreement or First Installment Notice of Disagreement; (iii) the date on which the Sellers and the Buyer expressly agree in writing on the First Installment; or (iv) the date on which the Accounting Arbitrator delivers to the Sellers and the Buyer the First Installment Final Report.

8.4. Adjustment of the Second Installment. The Parties expressly agree that the amount of the Second Installment of the Purchase Price may change as a result of negative or positive variation pursuant to Clause 8.4.1 and Clause 8.4.2 below, between the Base EBITDA, adjusted by the IPCA variation calculated between the Closing Date and the calculation date, and the Second Period EBITDA (“Second Installment Adjustment” and, together with the First Installment Adjustment, “Installments Adjustment”), as provided in this clause, according to the application of the following formula and observing the methodology provided in Attachment 8.1:

Where:

SP = the total amount of the Second Installment, as per Clause 5.2(ii).

EBITDA for the Period = the value of the compiled EBITDA of the Companies calculated in the Second Calculation Period.

Base EBITDA = the value of the Companies’ Base EBITDA, duly adjusted by the IPCA variation calculated between the Closing Date and the date of the Second Calculation Period.

8.4.1. If, in the Second Calculation Period, the value of the Companies’ consolidated EBITDA is lower than the Base EBITDA, duly corrected under the terms of Clause 8.1 above, the Sellers will be entitled to receive the Second Installment reduced by the respective Second Installment Adjustment amount, calculated in accordance with Clause 8.4 above.

8.4.2. The Parties agree that the Second Installment may be increased if the following situations occur cumulatively: (i) the First Installment suffers a negative First Installment Adjustment; (ii) the Second Installment Adjustment is positive; and (iii) the First Period EBITDA is equal to or greater than seventy percent (70%) of the Base EBITDA, adjusted by the IPCA variation calculated between the Closing Date and the calculation date.

8.4.2.1. In the event of all of the above occurring, an amount sufficient to pay the full amount of the First Installment shall be added to the Second Installment, subject to the provisions of Clause 8.4.2.2 below.

8.4.2.2. The Parties agree that the amount provided in Clause 8.4.2.1 above shall be reduced in proportion to the amount of EBITDA of the Companies not reached to make up the full amount of the Base EBITDA of the First Calculation Period, and the methodology provided in Attachment 8.1 shall be observed.

8.4.3. The Parties also agree that the Second Installment may be increased if the following situations occur cumulatively: (i) the Second Installment suffers a negative Second Installment Adjustment; (ii) the First Installment Adjustment is positive; and (iii) the Second Period EBITDA is equal to or greater than seventy percent (70%) of the Base EBITDA, corrected by the IPCA variation calculated between the Closing Date and the calculation date.

8.4.3.1. In the event of all of the above occurring, the Second Installment shall be increased by the amount sufficient to pay its full amount, subject to the provisions of Clause 8.4.3.2 below.

8.4.3.2. The Parties agree that the amount provided in Clause 8.4.3.1 above shall be reduced proportionally to the amount of EBITDA of the Companies not reached to make up the full amount of the Base EBITDA of the First Calculation Period, and the methodology set forth in Attachment 8.1 shall be observed.

8.4.4. It is agreed between the Parties that any amount due under Clause 8.4.2 above shall be adjusted by the variation of one hundred percent (100%) of the CDI between the Calculation Date of the Second Installment and its respective payment.

8.5. Second Installment Report. The Buyer shall, within ninety (90) days from the second anniversary of the Closing Date, calculate the EBITDA amount for the twelve- (12) month period from the end of the First Calculation Period (“Second Calculation Period” and “Second Period EBITDA”) and deliver a written notification to the Sellers presenting its calculation and the amount of the Second Installment, duly adjusted pursuant to Clause 8.1 above, for which purpose it shall use the calculation methodology indicated in Attachment 8.2 for the calculation of the EBITDA Second Period (“Second Installment Adjustment Report”).

8.6. Validation by the Sellers. The Sellers shall, within thirty (30) days from receipt of the Second Installment Adjustment Report, deliver a written notice to the Buyer informing (i) their agreement with the terms of the Second Installment Adjustment Report (“Second Installment Consent Notice”), or (ii) their disagreement with the terms of the Second Installment Adjustment Report, including their reasoned calculation of the Second Installment Adjustment (“Second Installment Disagreement Notice”). The Sellers’ failure to comment within the period provided in this Clause shall mean full agreement with the Second Installment Adjustment Report, without any reservations.

8.6.1. In the event that the Buyer and the Sellers are unable to reach an agreement with respect to the items set forth in the Second Installment Disagreement Notice within thirty (30) days of its receipt by the Buyer (“Second Installment Discussion Period”), the procedure set forth in Clause 8.3.1 above and following shall be followed, mutatis mutandis.

8.7. Payment. Once the First Installment and the Second Installment, as the case may be, have been determined in accordance with the above terms, the corresponding amounts shall be paid within five (5) Business Days of the First Installment Determination Date or the Second Installment Determination Date, as applicable, subject to the terms of Clause 5.

8.8. Independence of the Companies. The Parties agree that the Buyer may, at any time after the Closing Date, merge the Companies, it being understood that, in the event of such merger, the Buyer guarantees the maintenance of the accounting controls relating to the activities of the Companies, segregated in such a way as to in no way adversely affect the calculation of the necessary information relating to the Installments.

8.9. Maintenance of the Fixed Portion. The Parties acknowledge that, regardless of the amount due under the Installments, as the case may be, the Immediate Lump-Sum Payment will remain unchanged, without any adjustment being made, except for the Price Adjustments.

8.10. Expunging of Remediation Costs. Any costs incurred by the Companies with soil remediation of any of the Properties shall be expunged from the First Period EBITDA and the Second Period EBITDA for purposes of calculating the Installment Adjustment provided in this Clause 8, with the exception of any costs for ongoing soil remediation that the Companies are already incurring prior to the Closing Date.

CHAPTER V: CONDUCTING BUSINESS

9.	Conducting Business up to the Closing Date

9.1. Except as otherwise provided in this Agreement, if expressly provided for purposes of fulfillment and/or satisfaction of a Condition Precedent and implementation of the Transaction, or if otherwise approved in writing by Buyer, during the period between the date hereof and the Closing Date (“Transition Period”), Sellers undertake to conduct the business of the Companies and shall cause the Companies to conduct their business activities in the Ordinary Course of Business, and not to do any of the acts listed below, nor allow the Companies to do them:

(i) except in relation to the Corporate Reorganization, any amendment to the articles of association of the Companies, including, but not limited to, increases or reductions in the share capital and changes in the corporate purpose, in particular capital increases through the capitalization of profits and capital reserves of the Companies or the capitalization of credits held in any capacity by the Sellers against the Companies;

(ii) creation or issue by the Companies of securities convertible into quotas of any kind, including the issue of debentures;

(iii) redemption, amortization, repurchase for treasury, conversion, split or grouping of Company shares;

(iv) creation of beneficiary shares by the companies;

(v) carrying out operations of transformation, merger, spin-off or incorporation (including of shares or quotas) by the Companies, as well as any other form of corporate reorganization involving the Companies or their respective assets, except in relation to the Corporate Reorganization as provided herein;

(vi) acquisition of shares in any other company;

(vii) filing for judicial or extrajudicial reorganization or self-declaration of bankruptcy of any of the Companies;

(viii) dissolution or liquidation of any of the Companies;

(ix) the provision of guarantees by the Companies for third-party obligations;

(x) establishment, amendment or termination of bonus and/or stock option plans within the scope of the Companies;

(xi) assumption of an obligation of any nature outside the Ordinary Course of Business, individually or in aggregate, in an amount exceeding one million reais (R$ 1,000,000.00);

(xii) contracting by the Companies of any type of Indebtedness, individually or in aggregate, in an amount greater than two million reais (R$ 2,000,000.00);

(xiii) implementation of any increase in costs relating to the operation of the Companies including, but not limited to, personnel costs and costs arising from union negotiations, but excluding costs arising from the acquisition of raw materials within the Ordinary Course of Business of the Companies, which represent an increase in costs of more than seven hundred thousand reais (R$ 700,000.00) per year;

(xiv) declaration or distribution of dividends, interest on equity and/or any other form of Withdrawal, except as provided in Attachment 6.1(ii), capitalization of profits contained in the Companies’ Financial Statements being permitted, without the need for Buyer approval;

(xv) entering into any contracts with Affiliates of the Companies and/or Affiliates or Related Parties of the Sellers, as well as carrying out any operation with Related Parties involving inflows or outflows of funds from the Companies, or granting guarantees or sureties of any kind to Related Parties;

(xvi) changes to accounting practices including, but not limited to, the management of the companies’ working capital;

(xvii) carrying out any partnership, association or new business or creating an Associate, outside the Ordinary Course of Business;

(xviii) constitution of a lien on any part of the assets of the Companies or on the Acquired Quotas and/or on any rights related to the Acquired Quotas;

(xix) disposal of any assets of the Companies, with an individual value of more than two hundred thousand reais (R$ 200,000.00), except as provided in Attachment 9.1(xix);

(xx) waiver or provision of any receivables (individually or in total) from the Companies or waiver of any other claims or rights;

(xxi) carrying out any act that constitutes the disposal or write-off of any fixed assets or inventories of the Companies and carrying out any sales operations outside the Ordinary Course of Business;

(xxii) any write-off or write-down of inventories or other assets, or any other action that constitutes a Loss ;

(xxiii) contracting any Indebtedness with any of the Sellers or former shareholders or former partners;

(xxiv) bonus, insurance, severance pay, deferred payment, pension, retirement, profit-sharing, stock option, stock purchase or other benefit plan to directors or Employees or otherwise increase the compensation payable or becoming payable to any of its directors or Employees, except to the extent necessary for the retention of Key Employees;

(xxv) hiring or dismissal of any director or employee with a monthly salary of more than twenty thousand reais (R$ 20,000.00);

(xxvi) taking any action that may represent a falsehood, untruthfulness or breach of any statement and/or warranty made in this Agreement with respect to the Sellers or the Companies, or entering into any transaction that may adversely affect the ability of the Companies to conduct their activities in the Ordinary Course of Business;

(xxvii) renegotiation of existing obligations with creditors and/or suppliers of the Companies in excess of fifty thousand reais (R$50,000.00); and

(xxviii) execution, termination, modification and/or waiver of rights of the Companies, in relation to any legal transaction, which may cause or create a Material Adverse Effect.

9.2. During the Transition Period, the Sellers and the Companies shall grant the Buyer and the persons it appoints access to the Companies’ Financial Statements.

CHAPTER VI: SUSPENSIVE CONDITIONS AND NOTIFICATION TO CADE

10.	Conditions Precedent

10.1. Conditions Precedent. The Parties agree that the consummation of the Transaction is conditional on the full verification and implementation (or waiver pursuant to Clause 10.1.1) of each of the following conditions precedent (“Conditions Precedent”):

(a) Conditions Precedent for the benefit of all Parties:

(i) CADE Approval. The Parties obtain CADE’s approval, in accordance with Clause 11 below;

(ii) Board of the Buyer. Approval of the Transaction by the Buyer’s Board of Directors; and

(iii) No Violation. No Governmental Authority shall have enacted, issued, published or enforced any order or Law that would prevent or render unlawful the consummation of the transaction contemplated in this Agreement.

(b)	Conditions Precedent for the benefit of the Buyer:

(i) Third Party Consent. Obtaining authorizations from third parties, including Public Authorities, banks, key suppliers and other third parties listed in Attachment 10.1(b)(i), obtained by the Sellers and the Companies;

(ii) Approval of Company Accounts. The formalization and registration, before the competent boards of trade, of the minutes of the shareholders’ meetings of all the Companies for the approval of the financial statements and management accounts of the Companies for the last five (5) years;

(iii) Dividend Distributions. The formalization of the minutes of the meeting of shareholders of the Companies to ratify the distributions of dividends from the Companies to their respective shareholders in the last five (5) years;

(iv) Corporate Reorganization. The completion of the Corporate Reorganization, with the formalization and registration of the relevant corporate documents before the competent trade boards;

(v) Valuation of the Object Property. The presentation by the Sellers to the Buyer of the appraisal report of the Object Property showing the Appraised Value of the Object Property;

(vi) Assumptions. The Transaction’s assumptions listed in items (i) and (iii) of Clause 6.1 have remained true and consistent with the Ordinary Course of Business of the Companies;

(vii) Inventories and stocks. Proof of the implementation of the accounting adjustments requested by the Buyer, after the Buyer (or a third party appointed by it) has carried out an audit of the Companies’ inventories, stocks and fixed assets and validated the corresponding accounting reports, it being understood that the result of said audit will be taken into account when defining the Pre-Closing Price Adjustment;

(viii) Maintenance of Representations and Warranties. The representations and warranties made by the Sellers in this Agreement are hereby confirmed to be true, accurate, precise and correct and that said representations and warranties remain true, accurate, precise and correct on the Closing Date as if they had been made at the Closing (except for the representations and warranties made for a specific date, which need only be true and correct on said date), except for any changes and/or updates that may be necessary as a result of the Ordinary Course of Business of the Companies;

(ix) Absence of a Material Adverse Effect. The absence of a Material Adverse Effect between the date hereof and the Closing Date; and

(x) Fulfillment of the Contract. Any and all acts have been carried out and any and all documents necessary for the conclusion of the Transaction have been signed.

(c)	Conditions Precedent for the benefit of Sellers:

(i) Maintenance of Representations and Warranties. The representations and warranties made by Buyer in this Agreement are confirmed to be true, accurate, precise and correct and such representations and warranties remain true, accurate, precise and correct on the Closing Date as if they had been made at the Closing (except for representations and warranties made for a specific date, which need only be true and correct on such date), except for changes arising in the ordinary course of Buyer’s business ; and

(ii) Fulfillment of the Contract. Any and all acts have been carried out and any and all documents necessary for the conclusion of the Transaction have been signed.

10.1.1. The Parties hereby agree that (a) the verification of the Conditions Precedent provided in item “b” of the clause above are established for the sole and exclusive benefit of the Buyer, it being understood that the Buyer shall have the right, at its sole discretion and at any time under the terms of this Agreement, to waive compliance with one or more of such Conditions Precedent; and (b) the verification of the Conditions Precedent provided in item “c” of the clause above are established for the sole and exclusive benefit of the Sellers, it being understood that the Sellers shall have the right, at their sole discretion and at any time under the terms of this Agreement, to waive compliance with one or more of such Conditions Precedent, it being understood that the Conditions Precedent provided in item “a” of the Clause above cannot be waived.

10.1.2. The Parties undertake to carry out all necessary acts so that the Conditions Precedent are fully complied with in the shortest possible time. Each of the Parties shall keep the other Parties duly informed of any act, fact or omission that may have an impact on the verification of any of the Conditions Precedent, within two (2) Business Days of their knowledge.

10.1.3. Each of the Conditions Precedent to the benefit of the Buyer shall only be deemed to have been implemented after notice to that effect has been given to the Buyer by the Sellers’ Representative, upon presentation of proof of compliance in a form satisfactory to the Buyer.

10.1.4. The Parties acknowledge that compliance with the Conditions Precedent may depend on information to be provided, documents to be delivered and/or acts to be performed by the Sellers and/or the Companies. Accordingly, the Sellers and the Companies undertake to cooperate with each other in the preparation and submission of any document to any Person that may be required as a result of the provisions of Clause 10.1 above, for the fulfillment of the Conditions Precedent by the Sellers and/or the Companies.

10.1.5. The fulfillment (or waiver, as applicable) of all the Conditions Precedent shall entail the obligation of the Parties to carry out the Closing. The Parties agree that the deadline for compliance with the Conditions Precedent is fifteen (15) days from the date of approval of the Transaction by CADE.

10.1.5.1. The Parties expressly acknowledge and agree that the provisions of this Clause 10.1 do not exempt or limit, under any circumstances or in any form whatsoever, the indemnification obligations on the part of the Sellers provided in Clause 15 below.

10.2. Exclusivity. The Parties agree that, from the date of signature of this Agreement until the Closing Date or the date of termination of this Agreement pursuant to Clause 10.1.4 above, the Sellers and the Companies shall guarantee exclusivity to the Buyer for carrying out the Transaction, and the Sellers and the Companies undertake, for themselves and for any of their Affiliates, Subsidiaries or Related Parties, not to participate, directly or indirectly, in any discussions, understandings or negotiations with any Third Parties with a view to entering into any agreement similar to that provided in this Agreement, as well as the sale, directly or indirectly, of all or part of the shares and/or quotas of the Companies, any investment in the share capital thereof or, furthermore, any substantial sale of assets of the Companies.

11.	Notification to CADE

11.1. Notification to CADE. Considering that the Transaction is subject to approval by CADE, the Parties agree that the advisors of each of the Parties will be responsible for preparing the notification to be submitted to CADE, and the Sellers will cooperate so that all necessary information and documents are provided in a timely manner (“Notification to CADE”). The Parties agree that the Notification to CADE shall take place within the following deadlines: (i) within fifteen (15) Business Days from the date hereof, in the event that the Parties verify and decide, by mutual agreement, that the Notification to CADE shall be carried out under the summary procedure; or (ii) within a period of up to thirty (30) Business Days (a) from the date hereof, if the Parties verify and decide, by mutual agreement, that the Notification to CADE will be carried out under the ordinary procedure; or (b) from the date of any decision by CADE requiring the process to be carried out under the ordinary procedure after the Notification to CADE has been carried out under the summary procedure. The Parties also agree that the Buyer shall take the lead in this process, being responsible for submitting the Notification to CADE and monitoring the process with CADE until its completion, without prejudice to the monitoring of such process by the Sellers and their respective advisors.

11.2. Obligations of the Parties. Each Party shall promptly inform the other Party of any communication it may receive from CADE relating to the Transaction and shall allow the other Party to evaluate in advance any communication it proposes to CADE. The Parties further agree that:

(i) the Buyer, as the party responsible for submitting the Notification to CADE, shall keep the Sellers updated on the progress of the Notification to CADE, providing detailed information whenever the Sellers request it;

(ii) the Parties may participate in any meeting with CADE regarding the Notification to CADE. However, it is forbidden for one Party to represent the other in any meeting with CADE, and it is forbidden to represent and/or make commitments on behalf of the other Party, unless expressly authorized to do so;

(iii) the Parties shall make available or cause to be made available to their respective advisors (as applicable and in accordance with the legislation in force) such information as may be reasonably requested in connection with the business, assets and properties of the Buyer, Sellers or Companies (as the case may be), as may be required to prepare said applications and to submit any additional information requested by said bodies in accordance with legal requirements, rules or regulations;

(iv) the Sellers shall provide, and shall cause the Companies to provide, said additional information requested as soon as possible but, in any event, no later than two (2) Business Days after the date of the request from the relevant body;

(v) the Parties shall promptly provide, as required, copies of all correspondence, protocols, filings, or communications between them, on the one hand, and CADE, on the other, with respect to the Notification to CADE and the Transaction as a whole (always in accordance with the legislation in force);

(vi) all costs related to the submission of the Notification to CADE, including applicable registration fees, shall be borne at the rate of fifty percent (50%) by the Parties. However, each Party shall bear the costs of legal fees incurred by their respective legal advisors.

(vii) in the event of a penalty issued by CADE, as a result of any action, omission, or breach of any obligation by the Parties directly and/or indirectly related to the Notification to CADE and its contents, the Party responsible for such action, omission or breach shall be fully liable for the payment of such penalty, and shall indemnify and hold the other Parties harmless with respect to such penalty.

11.3. Confidentiality. The Parties shall request that CADE treat as confidential the information and documents forwarded under the terms of Clause 11.2. For the avoidance of doubt, neither Party shall be liable to the other Party if CADE denies, in whole or in part, such request for confidential treatment.

11.4. Contract Termination. In the event that CADE does not approve the Transaction, the Parties agree that this Agreement will be terminated in full right, in which case there will be no burden or obligation on the Parties, including any reimbursement of travel expenses, auditors’ and attorneys’ fees, among others, disbursed by each Party as a result of the Transaction, with the exception of the costs and fees related to the submission of the Notification to CADE, which will be divided equally between the Buyer and the Sellers.

11.5. Partial Approval. In the event that CADE makes the completion of the Transaction conditional on the fulfillment of any conditions by any of the Parties, the Parties, by mutual agreement and in good faith, shall assess the advisability of terminating this Agreement or proceeding with the Transaction and complying with CADE’s requirements, so that, in this case, they shall sign an addendum to this Agreement with the new terms and conditions as agreed.

CHAPTER VII: CLOSING AND POST-CLOSING

12.	Closing

12.1. Closing. The consummation of the Transaction provided in this Agreement (“Closing”) shall take place in person at the law offices of Candido Martins Advogados, at Rua Joaquim Floriano, No. 960, 9º andar, in the city of São Paulo, State of São Paulo, at a time to be defined by the Parties, or at any other place to be agreed upon by the Parties, and the signatures of the Closing Acts may be made physically or electronically through the Docusign platform.

12.1.1. Once the last of the Conditions Precedent has been verified (or waived, if applicable), any Party may send a written notice to the other Parties, summoning them to carry out the Closing (“Closing Notice”). The Closing shall take place on the last Business Day of the month in which the Closing Notice was sent. If the Closing Notification was received less than five (5) Business Days prior to the last Business Day of the month, the Closing shall take place on the last Business Day of the following month (“Closing Date”).

12.2. Closing Acts. Without prejudice to other actions reasonably required to implement the Closing, on the Closing Date, the Parties and the Companies shall perform, and shall cause their representatives and other persons involved to perform, the following acts (“Closing Acts”):

(i) Payment of the Immediate Lump-Sum Payment. Payment of the Immediate Lump-Sum Payment by the Buyer to the Sellers, under the terms of Clause 5 and the granting by the Companies and the Sellers of discharge to the Buyer in relation to the payment of the Immediate Lump-Sum Payment;

(ii) Amendment to the Articles of Association. Signature by the Parties of an amendment to the articles of association of the Companies to approve: (a) the assignment and transfer to the Buyer of the Acquired Quotas; (b) the resignation with full discharge from the Companies and the Sellers of the current management and the election of the new management; and (c) the adoption of the new text of the articles of association of the Companies, at the Buyer’s discretion;

(iii) Employment Contracts. The signing of new employment contracts or amendments to existing employment contracts, if applicable, with Luis, Júnior, Lisandra and Ronaldo Pereira dos Santos (“Key Employees”), under the terms of the draft contained in Attachment 12.2(iii);

(iv) Lease Agreement. Signing of a lease agreement for the property located at Sítio Santa Augusta, in the municipality of Cosmópolis, object of registration No. 215 registered with the General Real Property Registry of Cosmópolis-SP, in which Lubripack currently carries out its business activities, between Lubripack and Luis Alberto Diogenes Pinheiro Junior, Lisandra Cristina Perez Pinheiro and Paulo Vinícios Perez Pinheiro, pursuant to Attachment 12.2(iv);

(v) Closing Agreement. Signature by the Parties of the closing agreement, formalizing the consummation of the Closing and attesting that the Representations and Warranties provided under the terms of Clause 13 and Clause 14 below, are complete, true, exact, precise and correct as of the Base Date and/or date of signature of this Agreement, as applicable, and remain complete, true, exact, precise and correct on the Closing Date, as if they were made on such date, subject to any verification by the Buyer of the veracity of said representation;

(vi) Conditional Sale. Signature by the Parties of the Private Instrument of Conditional Sale, as provided in Clause 21.1 below; and

(vii) Diógenes Pinheiro Family Agreement. Termination of the Diógenes Pinheiro Family Agreement, entered into between the shareholders of DIPI on November 4, 2022, pursuant to the act set forth in Attachment 12.2 (vii);

(viii) signature by the Parties of any and all additional documents required for the execution and formalization of the Closing.

12.3. Simultaneous Acts. At Closing, all Closing Acts, acts performed and documents signed and delivered by all Parties, shall be deemed to have been performed and signed simultaneously. No act shall be deemed to have been performed and no document signed or delivered until all have been performed, signed and delivered, in which case they shall be deemed null and void. In the event that any act is not performed, each Party shall perform all acts that may reasonably be required to undo and revert any act performed at the Closing to the respective status quo ante.

12.4. Registration. Once the Closing Acts have been consummated, the Buyer undertakes to cause the Companies to file the acts amending the articles of association of the Companies for the transfer of the Acquired Quotas with the Trade Board of the State of São Paulo within a maximum of thirty (30) days from the Closing Date, including signing, executing and submitting all forms, documents and acts that may be requested by the competent Public Authority to obtain said filing, as well as cooperating mutually and using their best efforts to comply with any requirements of the competent Public Authorities and/or in the presentation of additional documents that may be requested by the competent Public Authorities.

CHAPTER VIII. REPRESENTATIONS AND WARRANTIES

13.	Representations and Warranties of Sellers

13.1. Representations and Warranties of the Sellers in relation to the Sellers themselves. As a condition to the Buyer entering into this Agreement, the Sellers on their behalf provide the Buyer, individually, jointly and severally, with the following representations and warranties, which are complete, valid, true, accurate, precise and correct on or as of the date to which they relate:

13.1.1. Capacity. The Sellers are natural persons fully qualified to perform all acts of civil life.

13.1.2. Authorization. The Sellers have the capacity, broad powers and all the necessary authorizations to enter into this Agreement and to perform the obligations provided herein. The Sellers also have full power and authority to enter into and formalize any contract, instrument, certificate or document to be signed simultaneously as a result of entering into this Agreement, with a view to consummating the transactions contemplated herein and to fulfilling their corresponding obligations. No authorization from a Third Party, whether a Public Authority or not, is required for the execution by the Sellers of this Agreement, nor for the performance of the transactions as provided in this Agreement and for the fulfillment of the obligations set forth herein, except as provided in Clause 10.1.(a)(i).

13.1.3. Valid and Enforceable Contract. This Agreement has been duly entered into and formalized by the Sellers and constitutes a valid and legally binding obligation. The Sellers acknowledge all the terms and conditions of this Agreement and undertake to comply with all the provisions relating hereto and to immediately notify the Buyer of the existence of any act, fact or omission that may constitute a breach of this Agreement, as well as take any action that may be required to maintain the validity and effectiveness of this Agreement.

13.1.4. No Conflict; Permits. Neither the execution of this Agreement nor the performance of the obligations and transactions contemplated by this Agreement by the Sellers shall (i) violate, conflict with or result in a breach or termination of any agreement entered into by them or any of their Affiliates, or otherwise give any other contracting party additional rights or payment, including, without limitation, prepayment of any financial obligation, or the right to terminate, or constitute a breach of the terms of any contract to which their Person or any of its properties or assets are subject, (ii) violate any court order to which they are subject or which binds the Person or any of its properties or assets, or (iii) constitute a violation of any applicable Law.

13.1.5. Capitalization and Ownership of the Shares. The Sellers are the legitimate owners, directly or indirectly, of one hundred percent (100%) of the quotas representing the share capital of the Companies, free and clear of any and all liens. The Sellers have not entered into any agreement or undertaken any commitment with third parties whereby they would be obliged to dispose of the Company’s shares or transfer them to third parties. The Sellers also declare that there is no right on the part of the Sellers or third parties to subscribe for shares representing the share capital of the Companies due to the exercise of call options, subscription warrants or advances for future capital increases, subscription rights, purchase rights, exercise of call options or subscription warrants, bonus, split, reverse split or any other form and any rights to subscribe for shares or rights convertible into or exchangeable for shares and/or quotas representing the share capital of the Companies.

13.1.6. Absence of Unfavorable Litigation. The Sellers have not been notified of any lawsuit or arbitration proceeding in progress or, to the Sellers’ knowledge, about to be commenced against the Sellers, which, if decided adversely with respect to such persons, could impair the Sellers’ ability to consummate the transactions contemplated herein.

13.1.7. Intermediation Commission. Except as indicated in Attachment 13.1.7, there are no investment banks, brokers, consultants or other intermediaries set up or authorized to act on behalf of the Sellers who are entitled to any commission and/or fees due to or as a result of the transactions provided in this Agreement. In the event that commissions and/or fees are due as a result of the transactions provided in this Agreement, the Sellers shall be solely liable for payment.

13.1.8. Shareholders’ Agreements. Except as listed in Attachment 13.1.8, the Sellers have not entered into any shareholders’ agreements or quasi-corporate agreements relating to voting rights, the transfer of shares and/or quotas or securities convertible into or exchangeable for shares and/or quotas of the Companies.

13.2. Representations and Warranties of the Sellers in relation to the Companies. As a condition for Buyer to enter into this Agreement, Sellers jointly and severally make to Buyer the following representations and warranties with respect to the Companies, as indicated, which are complete, valid, true, accurate and correct as of this date and which shall continue to be true, complete, accurate and correct up to and including the Closing Date as if made on the Closing Date, unless otherwise advised to Buyer on the Closing Date.

13.2.1. Incorporation and Capacity of the Companies. The Companies are limited liability companies duly incorporated and existing under Brazilian law, and are in good standing under said law. The Companies have the power and capacity and enjoy all the necessary authorizations, except as provided in this clause, to hold or otherwise dispose of their assets, as well as to conduct and develop their business as currently conducted. The Companies are duly registered and qualified to carry out their activities and business in their places of incorporation and in each jurisdiction where they are required to be registered and qualified in order to fully conduct their business activities. The Companies have not carried out any activities that exceed the limits of their respective corporate purposes and that are not related to the business.

13.2.2. Share Capital. Disregarding the transactions contemplated herein, as of this date:

(i) the share capital of the Companies is described in detail in the Recital (i) and the Persons described therein are the legitimate holders of one hundred percent (100%) of the share capital of the Companies. On the Closing Date, the share capital of the Companies will be one hundred percent (100%) paid in;

(ii) there are no options, certificates, purchase rights, warrants, conversion rights, exchange rights or other contracts or commitments that could oblige the Sellers and/or the Companies to issue, sell, acquire, repurchase, transfer or otherwise dispose of or impose a Lien on any of the quotas representing their share capital;

(iii) the quotas representing the share capital of the Companies are free and clear of any liens or voting limitations;

(iv) there are no other securities issued by the Companies including, but not limited to, quotas, shares, warrants, debentures, bonds, securities or any other security permitted by applicable law, nor are there any contracts or commitments obliging the Sellers and/or the Companies to issue such securities.

13.2.3. Corporate documents. Copies of the consolidated articles of association of the Companies, in force on the date hereof, duly registered with the competent Trade Board, including all subsequent corporate acts amending the articles of association and which have not consolidated the articles of association, form part of this Agreement as Attachment 13.2.3.

13.2.4. Directors. Attachment 13.2.4 sets out separately the name, position and total remuneration of each and every officer/director of the Companies, together with an indication of the ten (10) highest paid people by the Companies, at any level and in any capacity, in the 2023 financial year.

13.2.5. Authorizations, Permits and Licenses. The Companies, to the best of the Sellers’ knowledge, have always conducted their activities in compliance with the relevant Law, as well as having all the authorizations, permits, registrations, inscriptions and accreditations of any nature as provided in federal, state and municipal Law or required by Public Authorities and governmental bodies of the jurisdictions in which they have operations, which are necessary for the conduct and maintenance of their activities and operations in accordance with the Legislation in force, which are in full force and effect. There are no legal or judicial restrictions on the activities carried out by the Companies, nor have the Sellers and/or the Companies been notified of any judicial or administrative proceedings in which the Companies are a party as defendants, plaintiffs or as joinders, the merits of which prevent the conduct and maintenance of their activities and/or operations.

13.2.6. Holdings in other companies and subsidiaries. The Companies have no direct or indirect shareholdings in other companies. As of this date, the Companies do not have any subsidiaries other than those listed in the Attachment 13.2.6.

13.2.7. Dividends and Other Pecuniary Advantages. There are no outstanding amounts owed by the Companies and not yet paid to the Sellers, former partners, as the case may be, such as dividends to be declared or distributed or other pecuniary advantages (including, for example, interest on capital or advance payments of receivables made to shareholders or partners) and, from the Base Date to the present date, the Sellers have not made any withdrawals from the Companies by way of dividends, interest on equity, reduction of capital with reimbursement to shareholders pursuant to cash or assets, redemption or repurchase of quotas or shares, loans, payments by way of remuneration for the position of directors of the Companies held by the Sellers or by any other title or nature.

13.2.8. Financial Statements, Books and Records, Assets and Liabilities of the Companies. The unaudited consolidated financial statements of the Companies for the Base Date and the consolidated and analytical monthly balance sheets of the Companies from the Base Date to the month preceding the date of signature of this Agreement form an integral part of this Agreement as Attachment 13.2.8 (“Financial Statements”), and have been accurately and precisely prepared in accordance with BR GAAP and applicable Law, can be reconciled with the books and records of the Companies and present fairly the financial position and assets, as well as the results of operations and changes in financial position, as applicable, of the Companies within the periods indicated. Since the Base Date, the Companies (i) have paid all the obligations included in the Financial Statements in due time; (ii) have made the investments planned for the period; (iii) have not declared or distributed dividends, interest on equity and/or any other form of distribution of funds to shareholders, as the case may be; (v) have not disposed of or pledged, in any way, any assets of the Companies; and (iv) have not entered into any agreement or contract (oral or written) with the partners, directors, advisors, administrators or employees that has as its object any payment resulting from the transaction provided herein. Except for those recorded in the Financial Statements or provided in the attachments to this Agreement, the Companies have no debt, obligation or liability, whether owing, hidden, contingent, unpaid or of any other nature. The corporate and accounting books and records of the Companies are kept in accordance with applicable laws and regulations. To the best of the Sellers’ knowledge, the books are duly kept and complete, in accordance with good commercial practice and expressing all transactions involving the business and activities of the Companies, containing no errors or omissions. To the best of the Sellers’ knowledge, all requirements, formalities and deadlines required or imposed by any applicable law relating to the convening, installation and holding, resolution and approval, minutes, publication and registration (including, where applicable, registration with the respective state boards of trade) of general meetings, management meetings, shareholders’ meetings, financial statements and other corporate acts of the Companies applicable to the Financial Statements have been duly observed and complied with.

13.2.9. Working Capital. From the Base Date to the present date, the Companies had the Working Capital balance as shown in Attachment 13.2.9(a), in line with the average value of the twelve (12) months immediately preceding August 2024. In addition, the Sellers declare that the Companies are, and will be on the Closing Date, substantially up to date with all their payment obligations, including, but not limited to, those arising from salaries, charges, taxes and suppliers without the need to make capital contributions, raise funds, extend or negotiate payment deadlines.

13.2.10. Indebtedness. The Companies do not have any Indebtedness on the Base Date and in subsequent months, except for the Indebtedness indicated in Attachment 13.2.10 or those authorized by the Buyer. In addition, details of all amounts borrowed by the Companies under any type of credit operation are described in Attachment 13.2.10. No amount borrowed by the Companies under any type of credit operation depends on a guarantee provided by a Third Party. The total amount taken by the Companies for any type of credit operation does not exceed the limitations on the power to contract credit operations described in the Articles of Association of the Companies or in any debenture, other instrument or document binding the Companies. Except as provided in Attachment 13.2.10, the Companies (i) do not have any loans that are past due and unpaid or have lent any amount that has not been paid when due and there are no debts owed by the Companies other than debts that have arisen in the ordinary course of business; (ii) are not liable for any Indebtedness or for breach of the obligations of any other Person; (iii) are not subject to any arrangements for the receipt or repayment of grants, subsidies or financial assistance from Public Authorities. There is no Indebtedness that (i) is not fully reflected in the contracts to which the Companies are a party; and (ii) is not correctly accounted for in the Financial Statements.

13.2.11. Accounts Receivable. All accounts receivable from the Companies reflected in the Financial Statements and listed in Attachment 13.2.11, including those due and negotiated, represent (i) valid obligations arising from sales made or services effectively rendered in the ordinary course of business and have a level of provisions for default consistent with the Companies’ past practices; (ii) represent legal and binding obligations of the respective debtors, enforceable in accordance with their terms; (iii) can be fully collected in accordance with the procedures provided for by law, as applicable, and in the ordinary course of business, consistent with past practices, for the amount recorded in the Financial Statements. The Sellers and/or the Companies have not been notified of any challenge, Claim or right of set-off, other than returns in the Ordinary Course of Business, arising from any contract entered into with any debtor of accounts receivable, relating to the amount or validity of such accounts receivable.

13.2.12. Assets. The Companies are the legitimate holders, owners or, as the case may be, lessors, lenders, concessionaires, transferees or lessees of all the assets used and necessary for the conduct and development of their business in the manner in which it has been conducted, the assets with a value of more than R$ 5,000.00 (five thousand reais) owned by the Companies being listed in Attachment 13.2.12. All the assets and rights of the Companies are on this date and will be, on the Closing Date, duly recorded in the Financial Statements at their respective acquisition cost, less any depreciation, as permitted by tax laws and BR GAAP. The assets are free and clear of any charges, debts and liens and are in normal operating condition (except for wear and tear due to normal use).

13.2.13. Real estate. Attachment 13.2.13(i) includes the properties of which the Companies are the owners, lessees, assignees, or beneficiaries of the right of use (“Properties”). There are no liens on the Properties. All the Properties have been fully cleared of all taxes, charges, expenses and debts to date, and declare, further, that there are no fines and/or claims from Public Authorities to satisfy, and to the best of the Sellers’ knowledge, the applicable federal, state and municipal rules and regulations have been complied with, including, for example, those relating to zoning, buildings and the environment. The Companies do not use, rent, sublet, lease, occupy or in any other way use for the conduct of their activities any property other than those listed in Attachment 13.2.13(i), which are sufficient for the regular exercise of the activities for which they are intended and are in normal conditions of use and occupation under the terms in which they have been used and occupied. All the contracts relating to the use of the Properties are valid, effective and legitimize their occupation by the Companies, which hereby declare that they are and always have been in compliance with all the obligations assumed in said contracts. Except for the licenses listed in Attachment 13.2.13(ii), all the permits, licenses, authorizations, permissions, inspections and requirements necessary for the regular occupation and operation of the Properties and respective improvements in question have been obtained by the Companies.

13.2.14. Intellectual Property. Attachment 13.2.14 contains a list of items of Intellectual Property owned by or licensed to the Companies in connection with their business, representing all Intellectual Property used or owned by the Companies in connection with their activities, it being understood that:

(i) The Companies own the rights, titles and interests related to the Intellectual Property of the Companies, free and clear of any liens;

(ii) The Sellers and/or the Companies have not been notified of any ongoing Claims against the Sellers and/or the Companies challenging the ownership or right to use any of the Companies’ Intellectual Property;

(iii) The Sellers and/or the Companies have not been notified of Claims alleging that any of the Companies’ Intellectual Property infringes rights of any Persons that could cause a Material Adverse Effect on the Companies’ business;

(iv) the Companies own or have valid licenses or applications to use the Intellectual Property of third parties applied in the operation of the Companies.

13.2.15. Material Contracts. Attachment 13.2.15 includes a list of all contracts (written or oral) of the types listed below, to which the Companies are party or to which they are bound, either as original party or as assignee, as provided above, or which bind their assets or rights (“Material Contracts”). All Material Contracts entered into by or assigned to the Companies to date have been duly executed by the Companies, as the case may be, are in full force and constitute a binding and enforceable obligation against the Companies and, to the best knowledge of the Sellers, there has been no breach of any provision of such Material Contracts to date. Each of the Material Contracts is in full force and effect and is enforceable against the Companies and the counterparties to such instruments. For purposes of this Agreement, the following shall be deemed to be a Material Contract:

(i) those which require, by their terms, or are reasonably expected to result in, the payment or receipt of any payment or exchange of securities, by the Companies, in an amount exceeding one hundred thousand reais (R$100,000.00) during any period of twelve (12) months;

(ii) those involving the employment of any director or employee (provided that it is not a contract that can be terminated without contractual liability, upon prior notice), or any employment contract with any former director, officer or employee, pursuant to which, in any event, payments in excess of one hundred twenty thousand reais (R$120,000.00) are due during any twelve (12) month period;

(iii) those which in any way restrict the business of the Companies or the manner in which it is conducted including, but not limited to, any contract containing a noncompetition and/or non-solicitation clause;

(iv) those which contain a provision licensing to Persons the right to conduct the business of the Companies or any material part of the business of the Companies or which transfer or assign to Persons any right to all or any material part of the revenues arising from such business;

(v) those which create or stipulate any Lien on any of the assets or rights of the Companies;

(vi) those which provide for indemnification of any Person for liabilities arising from any current or past business of the Companies in an amount potentially equal to or greater than ten thousand reais (R$ 10,000.00);

(vii) those which contain a “change of control” provision, which require the consent of third parties for consummation of the obligations set forth in this Agreement or which in any way grant third parties termination rights by reason of the consummation of the obligations of this Agreement;

(viii) those related to any Intellectual Property of the Companies;

(ix) those involving any lease, sublease, rental, leasing, usufruct, right of use or similar contract, agreement, instrument or understanding with any Person in which the Companies are lessors or sub-lessors of any property used in their business, resulting in an obligation involving an amount greater than one hundred thousand reais (R$ 100,000.00) during the last twelve (12) months;

(x) those involving (a) any Seller of any of the Companies, their Related Parties or respective Affiliates or (b) any current officer, director, manager or employee of any of the Companies;

(xi) those which provide for the acquisition or disposal of any business (whether through corporate reorganization, sale of shares, sale of assets, transfer of establishment or otherwise) related to the Companies;

(xii) those concluded with any Public Authority or labor union;

(xiii) those which provide for the provision of services, especially consulting, advertising, commercial representation, commissioning and/or other types of advisory services which require payment or receipt of an amount greater than one hundred thousand reais (R$ 100,000.00) during any period of twelve (12) months;

(xiv) those which provide for guarantees given by the Companies or which represent contracts containing guaranteed minimum commissions, payments or amounts related to an obligation in an amount greater than one hundred thousand reais (R$ 100,000.00) during any period of twelve (12) months;

(xv) those which restrict the disposal of assets of the Companies or the Transfer and/or issue of securities issued by them or the Transfer and/or creation of quotas representing their share capital; and

(xvi) those which have been contracted for any of the Companies to carry out derivative transactions of any kind.

13.2.16. Bank accounts. Attachment 13.2.16 contains a list of all the bank accounts and financial investments, as well as the corresponding balance on this date and on the Closing Date in the name of the Companies. All persons empowered to conduct transactions relating to such bank accounts and financial investments are listed in Attachment 13.2.16.

13.2.17. Insurance. All the insurance policies currently held by the Companies are listed in the Attachment 13.2.17 and (i) are in full force and effect in accordance with their terms and conditions; (ii) are sufficient to comply with all legal requirements; and (iii) to the best knowledge of the Sellers, provide coverage in amounts and against risks compatible with the normal practices of the Companies. All premiums due in respect of the aforementioned policies have been paid and no notice of cancellation or non-renewal has been received in respect of the respective policies. The Companies have notified and reported, on a timely basis, any and all claims covered by such insurance policies.

13.2.18. Labor aspects. Attachment 13.2.18(i) contains a list of all the companies’ employees. Attachment 13.2.18(ii) contains all the benefits currently granted by the Companies to their employees. Unless otherwise stated in Attachment 13.2.18(iii) or in the Ordinary Course of Business:

(i) the employees of the Companies are properly registered as such in the appropriate registration books, in accordance with the applicable Law;

(ii) to the best knowledge of the Sellers, the Companies have all the registrations and qualifications and have taken all the necessary measures required under the social security, labor and social contribution laws, in all their relevant aspects;

(iii) to the best knowledge of the Sellers, the Companies are complying with all relevant labor and social security obligations with respect to their employees and have made all payments to or with respect to the employees as required by Law, including social security contributions and FGTS payments;

(iv) the Companies have not been notified of any Labor Claims since the Base Date;

(v) to the best knowledge of the Sellers, there are no audits, reviews, investigations or inspections in progress;

(vi) the Companies have not had or maintained any written contract with any individual or legal entity in which the individuals performing such contracts were or may be considered employees of the Companies under the terms of labor legislation, which includes the hiring of cooperatives, self-employed persons and/or legal entities;

(vii) to the best knowledge of the Sellers, the Companies do not have any material liabilities of a labor nature related to any outsourced employee or to any Person who provides or has provided services to the Companies;

(viii) there are no oral agreements or understandings establishing special rights, terms or working conditions with any employee;

(ix) the Companies have not granted or undertaken to grant any general or specific increase in any remuneration, with the exception of salary adjustments provided in collective bargaining rules;

(x) the Companies are not party to any collective bargaining agreement and are not party to any contract entered into with a labor union or other professional body, and no employee of the Companies is subject to any collective bargaining agreement;

(xi) no collective agreement is currently being negotiated and the Companies are not in breach of any collective agreement;

(xii) to the best of the Sellers’ knowledge, the employment relationship and contract of employment of any Person with the Companies may be terminated unilaterally by the Companies without just cause, without the Companies incurring any penalty or liability other than the labor obligations provided by Law, except for the cases of stability provided by Law or collective rule;

(xiii) there are currently no strikes, work slowdowns or picket lines and there are no labor disputes between the Companies and/or any union or labor organization, nor are the Companies parties to any collective bargaining agreement;

(xiv) the Companies do not make, nor are they obliged to make, any contribution to any employee pension or social security benefit plan, any formal or informal severance pay plan or arrangement, and there are no agreements (oral or written) for bonuses, deferred remuneration, golden parachutes, profit sharing or any similar commitment resulting in an obligation to pay or provide benefits, in any form whatsoever, by the Companies to their respective directors, managers, advisors or employees;

(xv) the Companies have never approved individual and global limits approved by the Sellers of the Companies for remuneration, any benefits and extras paid by the Companies to their directors, and all amounts have been paid and/or benefits and extras have been provided on the due date, and there has been no questioning in this regard to date; and

(xvi) there is no stock option or share purchase plan binding the companies.

13.2.19. Taxes. With the exception of Attachment 13.2.19:

(i) to the best knowledge of the Sellers, all statements and other relevant documents required by the applicable Legislation in relation to Taxes and the relevant statements, including, for example, ancillary obligations of any nature, required by any other Public Authority, have been submitted by the Companies, and all the records required to be kept by Law have been duly kept. All the statements and other relevant documents required by the applicable Tax Legislation and the relevant statements, including, for example, ancillary obligations of any nature, required by any other Public Authority, reflect all liability related to the same Taxes;

(ii) to the best knowledge of the Sellers, all statements and other relevant documents required by the legislation applicable to Taxes and the relevant statements, including, for example, ancillary obligations of any nature, required by any other Public Authority submitted by the Companies were complete and correct, under the terms of the relevant legislation, at the time of their submission;

(iii) to the best of the Sellers’ knowledge, any and all Taxes owed by the Companies, in their capacity as taxpayers or those responsible for payment, have been assessed in accordance with the Law and paid on a timely basis as and when they became due;

(iv) to the best knowledge of the Sellers’ knowledge, the Companies do not have any outstanding or overdue tax payments;

(v) there is no tax or social security Claim by or before any Public Authority against any of the Companies;

(vi) the companies have not challenged any taxes in administrative or judicial proceedings;

(vii) the Companies are not bound by any agreement for payment in installments, apportionment, indemnification, defrayal or allocation of Taxes;

(viii) the Companies do not benefit from any tax benefit or incentive program, in any form or fashion, including, but not limited to, financing or deferral of payment, at the federal, state or municipal level; and

(ix) to the best of the Sellers’ knowledge, the provisions for Taxes reflected in the Financial Statements are adequate to cover all Taxes.

13.2.20. Disputes. Except for the Claims listed in Attachment 13.2.20(i) the Sellers and/or the Companies have not been notified of any Claim of any nature before any Public Authority, as well as arbitration proceedings or other alternative means of dispute resolution involving the Companies; (ii) neither the Companies nor the Sellers are aware of having carried out or failed to carry out any acts the practice or omission of which could prevent or prejudice the implementation of this Agreement; (iii) neither the Companies nor the Sellers are aware that any asset or property and any activity of the Companies are involved in any Claim of any nature pending before any Public Authority, as well as arbitration proceedings or other alternative means of dispute resolution involving the Companies; and (iv) the Companies have not failed to comply with any judgment, order, writ, injunction or order of any Public Authority, of which they have been duly notified under the terms of the applicable legislation.

13.2.21. Contracts with Related Parties. There are no contracts, agreements or understandings (whether oral or written) currently in force or under which any amount is currently due, including purchase, sale, lease, investment, loan, service or management agreements or other transactions, or any Material Contract to which any of the Companies is a party and the counterparty is any of the Sellers or any of their Related Parties or any of their respective shareholders, officers, directors, managers or employees. Since the Base Date, the Sellers and/or the Companies have not carried out any transactions with Related Parties involving the inflow or outflow of funds, or the granting of guarantees or sureties of any kind.

13.2.22. Guarantees. Except those indicated in Attachment 13.2.22, there are no guarantees, sureties, letters of credit granted or given by the Sellers and/or the Companies to third parties, including shareholders, partners, directors, managers or employees.

13.2.23. Powers of attorney. Attachment 13.2.23 includes all the powers of attorney in force and granted by the Companies.

13.2.24. Regulatory Aspects. The Companies hold the licenses, approvals, authorizations, permits, inspections, ordinances and permissions described in Attachment 13.2.24(i), which are valid and in force. The licenses, approvals, authorizations, permits, inspections, ordinances and permissions of the Companies constitute the totality of the licenses, approvals, authorizations, permits, inspections, ordinances and permissions required by the legislation in force for the carrying out of their business activities.

13.2.25. Contributions. The Companies, the Sellers, any of their directors and/or any of their employees and/or any third party at the direction of such Persons, on behalf of the Companies, have not made any payment, contribution, reimbursement of expenses, gift, grant of benefits or delivery of any type of good to any: (i) Person holding public office, elective or otherwise; (ii) Person related to the public administration; (iii) Person related to any trade union; (iv) candidates for public office; (v) political parties; (vi) person related to any of the aforementioned Persons; or (vii) relative of any of the aforementioned Persons, except to the extent permitted by the Laws applicable to the Companies and/or the Persons who made such payments. In addition, the Companies, the Sellers, their managers, their employees, have not created or held any assets of illicit origin on behalf of the Companies. The Companies, the Sellers, any of their directors, employees, actively or passively, have not bribed, granted discounts or made any type of payment and/or benefits, except to the extent permitted by the Laws applicable to the Companies. Neither the Companies, nor their shareholders and/or partners and/or any of their administrators, any of their managers and/or any of their employees and/or any third party under the guidance of such Persons have committed any act prohibited and/or punishable under anticorruption legislation, especially Law No. 12,846/13.

13.2.26. Conduct of Business. The Companies have conducted their activities in the Ordinary Course of Business in accordance with past practices and their respective organizational documents, in compliance in all material respects with all applicable federal, state, local and arbitral laws, statutes, rules, regulations and orders, and have not entered into any transaction or act outside such course, and there has been no Material Adverse Effect on the business, assets or condition (financial or otherwise) of the Companies since the Base Date. From the Base Date to the present date, and except in the Ordinary Course of Business or as otherwise authorized in this Agreement:

(i) there has been no detrimental change in the assets, liabilities, business, financial condition, operations or future prospects of the Companies;

(ii) the companies have not changed any of their practices for determining inventory levels and control;

(iii) the Companies have not entered into any lease, sublease, licensing or sublicensing agreements;

(iv) the Companies have not brought forward, terminated or modified any lease, sublease, license or sublicense agreement;

(v) the Companies have not canceled, waived or discharged any right or claim (or series of rights or claims);

(vi) the Companies have not declared, highlighted or paid any dividend or interest on equity, nor have they made any distribution in relation to their share capital, nor have they redeemed, repurchased or otherwise acquired any share or quota of their share capital, except for the payment of Authorized Withdrawals, the payment of which shall be made exclusively through the use of the balance of Cash and Cash Equivalents existing in the Companies;

(vii) the Companies have not made any loan or any other similar transaction with the Sellers, members of their board of directors, their officers and/or employees in excess of five thousand reais (R$5,000.00) in total value;

(viii) the Companies have not granted any severance or termination pay, except as required by law, or entered into or adopted or amended any currently existing severance plan, agreement or arrangement, or entered into or amended any employee benefit plan, except as required by law, or entered into, amended or terminated any employment or consulting agreement, except as required by law;

(ix) the Companies have not engaged in any business or activity at variance with their respective corporate purposes;

(x) the Companies have not entered into any contract, agreement or commitment that restricts, limits or impedes the ability of the Companies to compete, or to conduct any business or line of business, including geographic limitations, in any of the Companies’ lines of business;

(xi) the Companies have not entered into any joint venture agreement or similar agreement;

(xii) the Companies have maintained the Companies’ Intellectual Property as currently held and have not allowed any of the Companies’ Intellectual Property to lapse or to be abandoned, canceled or otherwise extinguished;

(xiii) the Companies have not transferred, licensed, sold or otherwise disposed of any of the Companies’ Intellectual Property;

(xiv) the Companies have not terminated, canceled, altered or caused the termination, cancellation or alteration of any insurance coverage related to the assets, which has not been replaced by similar insurance coverage;

(xv) the Companies have used their best efforts to obtain and renew all licenses held or related to their business;

(xvi) the Companies have not created, incurred or permitted the creation of any liens or judicial constrictions on their respective property and assets, whether tangible or intangible;

(xvii) the companies have not gone into liquidation or dissolution or been involved in any corporate reorganization process;

(xviii) the issue of any securities, the split or grouping of shares or quotas of the Companies or any other change in their share capital, in particular the capitalization of the Companies’ profit and capital reserves or the capitalization of credits held in any capacity by the Sellers against the Companies has not been approved;

(xix) there has been no change in the accounting methods, principles or practices practiced by the Sellers or the Companies;

(xx) there has been no interruption in the relationship of the Companies with suppliers, clients and/or Persons with whom they do business and who represent at least ten percent (10%) of the business;

(xxi) the Companies have not (i) acknowledged any debt related to Taxes, (ii) entered into any contract or agreement for the extension of the term of debts or penalties related to Taxes, nor (iii) opted for any installment payment program, amnesty or extension of debt related to Taxes;

(xxii) The Companies have not carried out any sales operations outside the commercial policy and/or the Ordinary Course of Business of the Companies, and have not written off or forgiven any receivables;

(xxiii) the Companies have not made any payments under Claims involving the Companies, except for final and unappealable Claims, the amount of which exceeds twenty-five thousand reais (R$ 25,000.00); and

(xxiv) the Companies did not write off any inventories or other assets, including those included in Working Capital.

13.2.27. Indebtedness to Sellers. The Companies do not currently have, and will not have on the Closing Date, any Indebtedness to the Sellers.

13.2.28. Environmental Affairs, Health and Occupational Safety. The Companies hold the environmental licenses described in Attachment 13.2.28(i), and such environmental licenses constitute the totality of the licenses, approvals, authorizations and permits required by the environmental legislation in force for carrying out their business activities (“Environmental Licenses”). To the best of the Sellers’ knowledge, the Companies have complied and are complying with all the requirements and limitations set forth in such Environmental Licenses. The Environmental Licenses are valid and in force. The Companies comply with all environmental and occupational health and safety laws and regulations. The Companies (a) do not acquire products from customers and/or suppliers coming from embargoed areas; and (b) do not maintain business relationships with third parties whose environmental conduct has in fact been confirmed as irregular. Except as provided in Attachment 13.2.28(iii), there are no (a) notices delivered with respect to Complaints, concerning or against the Companies, arising out of or related to environmental matters, pending before any Public Authority, or (b) summonses, service of process, subpoenas, directives, orders or notices of violation of any legal requirement concerning or against the Companies with respect to environmental matters or specific environmental licenses. The Companies have not entered into or assumed any agreement, nor has any obligation been imposed on them to make any type of payment, compensation or indemnity for, or as a result of, obtaining any license required for carrying out their business activities. The Companies are not involved in any illegal activity related to the management, storage, transportation or disposal of waste or by-products, both hazardous and non-hazardous.

13.2.29. Customers and Suppliers. Except as listed in Attachment 13.2.29, since the Base Date, no customer or supplier of the Companies that individually, or jointly with their respective Affiliates, accounts for more than ten percent (10%) of the gross revenue of the Companies has canceled, substantially reduced or terminated, or otherwise expressed in writing the intention to cancel, substantially reduce or terminate the business relationship maintained with the Companies. For purposes of this Clause, a “substantial reduction” shall be deemed to be any reduction exceeding ten percent (10%) of the revenue (in the case of a customer) or ten percent (10%) of the purchase value (in the case of a supplier) hitherto the subject of a business relationship.

13.2.30. Inputs. All inputs purchased by the Companies and used in their activities come from suppliers duly registered and authorized before the applicable public agencies for the production and/or marketing of such products. The Companies do not purchase or use inputs from entities organized under the laws or otherwise located in any country subject to comprehensive territorial sanctions maintained by the OFAC.

13.2.31. Tax Credits. All the Tax Credits held by the Companies are listed in Attachment 13.2.31 and are suitable, valid and enforceable in accordance with the law, and can be offset within the scope of the federal unit responsible for collecting the tax that gave rise to such credits. The companies have not acquired any tax credits from third parties.

13.2.32. Sales commissions. Except as listed in Attachment 13.2.32 and Clause 13.2.36, the Companies have not made any payments to third parties by way of sales commission and/or any remuneration.

13.2.33. Consumer liability. The Companies are not a party to any Claim of any nature whatsoever, including arbitration proceedings or other alternative means of dispute resolution, which dispute the efficacy of the products marketed by the Companies and/or the correct specification of quantity, characteristics, composition and quality, as well as the risks that such products may present. To the best of the Sellers’ knowledge, all advertisements, publicity reports, marketing material and public statements made by the Companies have been made in accordance with the applicable legislation. The Companies have not disseminated misleading or abusive advertising. There is no recall in progress and/or pending by the Companies and/or affecting the products they market.

13.2.34. Inventories. The Companies’ inventories are recorded in the Financial Statements, in the accounting books and other control systems in accordance with BR GAAP, in a manner consistent with the Ordinary Course of Business and can be reconciled with the actual physical inventory by verifying the entries recorded since the Base Date. The Companies keep the products in stock in accordance with applicable law and in all the technical conditions recommended by their respective manufacturers, taking into account the natural wear and tear of use. The products are valid and can be marketed in accordance with the sales cycles for the 2024 financial year. The products stored in stock by the Companies are within their expiry date and are immediately disposed of (with the appropriate write-offs) by the Companies if their expiry date expires, always in accordance with the applicable environmental legislation, and products that have expired or are no longer marketable can be returned to suppliers at no cost to the Companies. The Companies control inventories in accordance with their inventory policy and since the Base Date they have not changed their aging practices, with inventories being priced at average cost.

13.2.35. Short Positions - Foreign Currency. The Companies do not have and will not have on the Closing Date obligations/liabilities in foreign currency that do not have a counterpart of rights/assets in the respective foreign currency.

13.2.36. Sales representatives. Attachment 13.2.36 to this Agreement contains a list of all the Companies’ sales representatives. All sales representatives have entered into written contracts with the Companies, and there are no sales representatives acting on behalf of the Companies under oral contracts. The relationship between the Companies and all their sales representatives has always complied with all the provisions and obligations set forth in Applicable Law and there is not and will not be on the Closing Date any amount due to the sales representatives by way of compensation.

14.	Buyer’s Representations and Warranties

14.1. Buyer’s representations and warranties. As a condition of the Sellers entering into this Agreement, the Buyer gives the Sellers the following representations and warranties, which are complete, valid, true, accurate and correct on or as of the date to which they relate:

14.2. Capacity. The Buyer is a legal entity duly incorporated, validly existing and regular under the Laws of the Federative Republic of Brazil, legally qualified and holding all the necessary permits, licenses, approvals and authorizations to conduct its business activities as they have been conducted.

14.3. Authorization. The Buyer has the capacity, broad powers and all the necessary authorizations to enter into this Agreement and to comply with the obligations provided herein, having taken, where applicable, all the measures of a corporate nature that may be necessary to authorize its execution and to comply with all the obligations assumed herein. The Buyer has full power and authority to enter into and formalize any contract, instrument, certificate or document to be signed simultaneously as a result of the execution of this Agreement, in order to consummate the transactions contemplated herein and to comply with its corresponding obligations. No authorization from any third party, whether a Public Authority or not, is required for the execution by the Buyer of this Agreement, nor for the performance of the transactions contemplated in this Agreement nor for the fulfillment of the obligations set forth herein, except as provided in Clause 10.1.(a).

14.4. Valid and Enforceable Contract. This Agreement has been duly entered into and formalized by the Buyer and constitutes a valid and legally binding obligation. The Buyer acknowledges all the terms and conditions of this Agreement and undertakes to comply with all the provisions relating hereto and to immediately notify the Seller of the existence of any act, fact or omission that may constitute a breach of this Agreement, as well as to take any action that may be required to maintain the validity and effectiveness of this Agreement.

14.5. No Conflict; Authorizations. Neither the execution of this Agreement nor the performance of the obligations and transactions contemplated in this Agreement by Buyer shall (i) violate, conflict with or result in a breach or termination of any agreement entered into by it or any of its Affiliates, or otherwise give any other contracting party additional rights or payment, including, without limitation, prepayment of any financial obligation, or the right to terminate, or constitute a breach of the terms of, any contract to which its Person or any of its properties or assets are subject, (ii) violate any court order to which it is subject or which bind its Person or any of its properties or assets, or (iii) constitute a violation of any applicable Law.

14.6. Absence of Unfavorable Litigation. Buyer has not been notified of any lawsuit or arbitration proceeding in progress or, to its knowledge, about to be commenced against Buyer which, if decided adversely to it, could impair Buyer’s ability to consummate the transactions contemplated herein.

14.7. Intermediation Commission. There are no investment banks, brokers, consultants or other intermediaries incorporated or authorized to act on behalf of the Buyer that are entitled to any commission and/or fees due to or as a result of the transactions provided in this Agreement. In the event that commissions and/or fees are due as a result of the transactions provided in this Agreement, the Buyer shall be solely responsible for payment.

14.8. Contributions. The Buyer, its shareholders and/or any of its directors and/or any of its employees and/or any third party at the direction of such Persons, on behalf of the Buyer, have not made any payment, contribution, expense reimbursement, gift, granted benefits or delivered any type of good to any: (i) Person holding public office, elective or otherwise; (ii) Person related to the public administration; (iii) Person related to any trade union; (iv) candidates for public office; (v) political parties; (vi) person related to any of the aforementioned Persons; or (vii) relative of any of the aforementioned Persons, except to the extent permitted by the Laws applicable to the companies and/or Persons making such payments. In addition, the Buyer and its shareholders or partners, managers, its employees, have not created or maintained any assets of illicit origin on behalf of the Buyer. The Buyer and its shareholders, directors, officers and employees have not actively or passively bribed, granted discounts or made any type of payment and/or benefits, except to the extent permitted by applicable Laws. Neither the Buyer nor its shareholders and/or partners and/or any of its administrators, any of its managers and/or any of its employees and/or any third party under the guidance of such Persons has committed any act prohibited and/or punishable under anticorruption legislation, especially Law No. 12.846/13.

14.9. Financial Capacity. The Buyer shall have, on the Closing Date and on each of the dates of payment of the Purchase Price, as provided in Clause 5 of this Agreement, the financial capacity and sufficient funds to consummate the transactions contemplated in this Agreement, and is not aware of any event that could materially affect its business, or its financial and operating conditions.

CHAPTER IX. INDEMNIFICATION

15.	Sellers’ Indemnification Obligation

15.1. Sellers’ Indemnification Obligation. The Sellers irrevocably, irreversibly, individually and jointly and severally undertake to indemnify, defend and hold harmless the Buyer, the Companies, their officers, partners, successors, assigns and representatives of the Buyer, in their capacity as such (“Buyer’s Indemnifiable Parties”) from and against any Loss suffered or incurred by a Buyer’s Indemnifiable Party resulting from:

(i) any act, event, omission, fact, event, circumstance, contingency and/or liability of any nature, including, without limitation, labor, social security, tax, civil, insurance, financial, environmental, regulatory or otherwise of the Companies occurring up to and including the Closing Date, whether or not reported in this Agreement and its Attachments, whether or not identified in the course of the Buyer’s due diligence process, whether or not known to the Sellers, whether or not accrued in the Financial Statements, and even if their effects only materialize after the Closing Date,

(ii) any falsehood, error, inaccuracy or inexactness in the Representations and Warranties provided by the Sellers in Clause 13 above; and/or

(iii) any Loss arising from the Corporate Reorganization provided in Clause 3; and/or

(iv) any Loss arising from the execution of guarantees granted in favor of Third Parties under the terms of Clause 13.2.1; and/or

(v) any breach of the Sellers’ obligations under this Agreement and other related documents not remedied within ten (10) days from the date of receipt of notice to this effect sent by the Buyer; and/or

(vi) eviction or any other defect or vice that may affect the validity and/or effectiveness of the transactions through which the Buyer acquires the Acquired Quotas, which prevents, impedes or threatens the ownership, possession and free and unrestricted use, enjoyment and disposition, directly or indirectly, of the Acquired Quotas by the Buyer; and/or

(vii) any Loss due to the absence of any of the licenses referred to in Attachment 13.2.24(ii).

15.1.1. The Sellers further undertake, irrevocably, irreversibly, individually and jointly and severally, to indemnify the Buyer, the Companies, their managers, partners, successors, assigns and representatives of the Buyer, from and against any Loss suffered or incurred by a Buyer’s Indemnifiable Party resulting from the termination of existing agreements on the Closing Date with any sales representatives of the Companies, including, but not limited to, amounts due as commission and/or indemnification, including the amount provided in paragraph “j” of Article 27 of Law No. 4886/65.

15.1.2. The obligation to indemnify provided in this Clause 15.1 shall remain valid and in force for the following periods as from the Closing Date: (i) five (5) years for tax, social security and Severance Indemnity Fund (FGTS) obligations, except with respect to any income tax obligations of the Companies, for which the term shall be 6 (six) years from the Closing Date; (ii) five (5) years for labor obligations; (iii) ten (10) years for environmental obligations, except with respect to (a) Public Civil Action No. 0000975-73.2015.8.26.010, filed by the Public Prosecutor’s Office of the State of São Paulo, against Elvin (“Public Civil Action”), whose obligation to indemnify will remain valid and in force for an indefinite period; and (b) obligations relating to soil quality, under State Law No. 13.577/2009, the obligation to indemnify of which shall remain valid and in force for a period of five (5) years; (iv) five (5) years for indemnification obligations arising from breach of Representations and Warranties, except in relation to the Representations and Warranties provided in Clauses13.1.1, 13.1.2, 13.1.3, 13.1.4, 13.1.5, 13.1.6, 13.2.1 and 13.2.2 (“Fundamental Representations and Warranties”), the obligation to indemnify for which shall remain valid and in force for an indefinite period; (v) five (5) years for obligations of any other nature; and (vi) by the respective limitation periods for any omissive or commissive act proven to have been practiced through willful misconduct, bad faith or fraud. No claim for indemnification or restitution of Losses incurred may be made after the expiry of this period, except in relation to Losses which have been reported by any of the Buyer’s Indemnifiable Parties to the Sellers’ Representative prior to the expiry of the obligation to indemnify provided herein, but which may still be in dispute.

15.2. Breach of the Non-Withdrawal Obligation. Except as otherwise provided in this Agreement, in Attachment 15.2 or if previously authorized in writing by the Buyer, if the Buyer identifies at any time any breach of the premise provided in Clause 6.1(ii)the Sellers shall be subject (i) to the return to the Companies of the amount withdrawn in breach of this obligation and (ii) to the payment of a non-compensatory fine in favor of the Buyer equivalent to thirty percent (30%) of the difference between the amount declared by the Sellers and the amount of the Withdrawals ascertained by the Buyer.

15.3. Due Diligence and Knowledge. The Parties acknowledge and agree that (i) the information provided by the Sellers in the due diligence process, in this Agreement or in its Attachments; (ii) the representations and warranties provided by the Buyer; and (iii) the qualifier of best knowledge or materiality or relevance inserted in some representations and warranties in Clause 13.2 shall not limit the right of the Buyer’s Indemnifiable Parties to seek indemnification from the Sellers or create any other limitation on the indemnification due, whether of value, time or otherwise.

15.4. Approval of financial statements. In the event the Buyer approves, or causes to be approved, the accounts and financial statements for any financial year of the Companies, such approval shall not mean that the Buyer has waived its right to demand from the Sellers the remedy provided in Clause 15.1. The Sellers shall remain jointly and severally liable as provided in this Agreement.

15.5. General provisions on waiver of Conditions Precedent. Any waiver of the verification of Conditions Precedent shall be made in writing, construed restrictively and shall not imply the waiver of any other right or condition that has not been expressly waived in writing by the Buyer, nor of the right to require the responsible Party to adopt, at its cost and risk, the measures necessary for its completion after the Closing and to indemnify the Buyer’s Indemnifiable Parties for Losses.

15.6. Limit of Indemnity. The Sellers’ obligation to indemnify provided in this Clause 15 shall not exceed, in any event:

(a)

the amount of One hundred million reais (R$ 100,000.000.00), except in the event of (i) willful misconduct, bad faith, fraud or simulation by the Companies and/or the Sellers; (ii) falsehood, omission, violation or inaccuracy of the Fundamental Representations and Warranties; (iii) violation of anticorruption legislation; (iv) criminal matters; (v) involvement with any form of slave or child labor, as defined by the Ministry of Labor and Employment and the International Labor Organization (ILO); (vi) damage to the image and/or reputation of the Buyer as a result of items “iii,” “iv” and “v” above; and (vii) non-compliance with any obligation assumed by the Sellers in the Agreement, not remedied within thirty (30) days from the date of receipt of notice to this effect sent by the Buyer, the limit of indemnification of which shall be the total amount of the Purchase Price; and

(b)

the amount of fifteen million reais (R$ 15,000,000.00) relating to Losses arising from the contamination of the soil of the Properties, including (i) the obligations relating to the recovery of the soil of the Properties, within the scope of State Law No. 13.577/2009; and (ii) any and all costs actually incurred by the Companies and/or the Buyer to carry out procedures to recover the soil from the Properties (except for the costs of ongoing soil remediation that the Companies are already incurring prior to the Closing Date), which costs will always be divided 50%/50% between the Buyer and the Sellers, with the Buyer being obliged to make the best efforts to mitigate such costs.

15.6.1. Basket. The Sellers shall only be obliged to pay the indemnities due to the Buyer’s Indemnifiable Parties under the terms of this Clause 15 when the total amount of the Losses exceeds fifty thousand reais (R$50,000.00) (“Basket”), it being understood that if the Basket is reached, the Buyer’s Indemnifiable Party shall be entitled to indemnification for the total amount of the Losses.

15.6.2. De Minimis. The Sellers shall not be obliged to indemnify the Buyer’s Indemnifiable Parties for Losses whose individual values are less than three thousand reais (R$3,000.00) (“De Minimis”). For the avoidance of doubt, such Losses shall not be taken into account for the composition and calculation of the Basket, pursuant to Clause 15.6.1 above.

15.6.3. Indirect Damages. The Sellers shall not be obliged, under any circumstances, to indemnify the Buyer’s Indemnifiable Parties for Losses arising from any indirect, consequential, loss of profits, loss of opportunity, moral damage, damage to image or institutional damage, except in the event of (i) violation of anticorruption legislation; (ii) criminal matters; (iii) involvement in any form of slave or child labor, as defined by the Ministry of Labor and Employment and the International Labor Organization (ILO); and (iv) damage to the image and/or reputation of the Buyer as a result of items “i,” “ii” and “iii” above.

15.7. No Double Indemnity. Each Loss incurred by a Buyer’s Indemnifiable Party shall be reduced by any indemnity, contribution or other similar payment received by the Buyer’s Indemnifiable Party from a Third Party in respect of such Loss.

15.8. Obligation to Minimize Losses. The Parties undertake to use their best efforts, in the event of a Loss, to mitigate, as far as possible, the amount to be indemnified for such Loss under the terms and conditions of this Agreement.

16.	Buyer’s Indemnity Obligation

16.1. Buyer’s Indemnification Obligation. The Buyer irrevocably and irreversibly undertakes to indemnify, defend and hold harmless the Sellers, their successors and permitted assigns, in their capacity as such (“Sellers’ Indemnifiable Parties”), in respect of any and all Losses incurred by the Sellers’ Indemnifiable Parties as a result of:

(i) any falsehood, error, inaccuracy or inexactness in the Representations and Warranties provided by the Buyer, set forth in Clause 14 above; and/or

(ii) any breach of the obligations assumed by the Buyer under this Agreement and other documents related hereto, not remedied within ten (10) days from the date of receipt of notice to this effect sent by the Sellers; and/or

(iii) any act, event, omission, fact, event, circumstance, contingency and/or liability of any nature whatsoever, including, without limitation, labor, social security, tax, civil, insurance, financial, environmental, regulatory or otherwise of the Companies occurring as of the Closing Date, subject to the Sellers’ obligation to indemnify set forth in Clause 15.1.

17.	Compensation procedure

17.1. In the event of a Claim and/or Loss which may result in the Parties being obliged to pay compensation under Clauses 15.1 and 16.1 above, respectively, the Parties and the Companies shall comply with the following procedures:

Procedures for Indemnification of Indemnifiable Losses not related to Third Party Claims.

17.2. In the event of a Loss that is not considered a Third Party Claim, the Party subject to the Loss shall notify the other Party thereof in the manner provided in Clause 25 below, providing (a) the estimate of the total amount of the Loss in accordance with Clauses 15.1 and 16.1 to be indemnified by the other Party; (b) the nature and cause of the Loss; and (c) reasonable evidence, documents and information in respect of the Loss (such notice hereinafter referred to as the “Claim”).

17.3. Payment. Upon receipt of the Claim and if there is reasonable description and evidence of the Loss, as well as its cause and amount, the other Party shall, if it agrees with the Claim, pay the Indemnifiable Party in question, as applicable, the total amount indicated in the notification, within twenty (20) days of its receipt. In the event that the other recipient Party does not agree with the terms of the Claim, it may submit the dispute to the dispute resolution mechanism provided in Clause 27 below.

17.3.1. Should the Indemnifying Party of the indemnifiable Losses not related to Third Party Claims be the Sellers, and if they agree with the Claim, the respective payment shall follow the procedure of Clause 17.12 below.

17.3.2. The payment of compensation for Losses described in Clause 15.6(b) shall be made by offsetting said Losses against the Retained Amount by the Buyer in accordance with Clause 19.1(ii).

Procedure for Indemnification of Losses related to Third Party Claims.

17.4. In the event of a Third Party Claim against a Buyer’s Indemnifiable Party or a Sellers Indemnifiable Party, as the case may be (“Indemnifiable Party”), the Indemnifiable Party shall submit a Claim to the other party (“Indemnifying Party”) (a) within the earlier of one-third (1/3) of the statutory period for filing a defense to or disputing the Third Party Claim (“Defense”), or (b) within five (5) Business Days of the date on which the Indemnifying Party becomes aware of the Third Party Claim, whichever occurs first, and if the period available for Defense is five (5) days or less, the Claim must be made within forty-eight (48) hours of receipt of the relevant summons.

17.5. From the date of receipt of the Claim, the Indemnifying Party shall, within the period equivalent to two-thirds (2/3) of the legal time limit for the presentation of the corresponding Defense (a) acknowledge the merits of the Third Party Claim, in which case it shall be responsible for making, from its own resources, the payment or authorizing the reimbursement of the amount in question; or (b) dispute its liability for any Losses arising from the relevant Third Party Claim; or (c) delegate to the Indemnified Party the presentation of a Defense to the Third Party Claim, in which case the Indemnified Party shall diligently defend the Third Party Claim at the expense of the Indemnifying Party. In all of the above cases, the Indemnifying Party shall inform the Indemnifiable Party of its decision within the same two-thirds (2/3) period. Notwithstanding the conduct of the defense by the Indemnifying Party, the Indemnifiable Party may, at its sole cost and expense, follow the defense of such Third Party Claim, it being agreed that the Indemnifying Party shall be solely responsible for the carrying out and outcome of such defense.

17.6. If the Indemnifying Party chooses to present a Defense, the Indemnifying Party must appoint and hire a law firm from among those listed in Attachment 17.6 to this Agreement, and the Indemnifyied Party undertakes to grant the appointed attorney the powers necessary to conduct due process, as well as to provide all the documents and information necessary for the preparation of the Defense and to indicate witnesses. The Indemnifying Party shall ensure that the appointed lawyers keep the Indemnified Party and the Companies constantly informed of the progress of the Third Party Claim, providing copies of all procedural documents requested of them. The defense or dispute shall always be prepared with a view to the interests of the Companies and the minimization of applicable Losses.

17.7. In the event that the Indemnifying Party decides (a) to delegate to the Indemnifiable Party the presentation of a Defense to the Claim, or (b) to manifest itself outside the period established above, it will be up to the Indemnifiable Party, at its sole discretion, to decide whether to immediately make payment of the amount claimed or to present a Defense. If the Indemnifiable Party chooses, in this case, to make immediate payment, the Parties shall comply with the terms of Clause 17.12 regarding reimbursement of the amount paid. If the Indemnifiable Party chooses to present a Defense, it must hire a law firm of its choice from among those listed in Attachment 17.6 at the expense of the Indemnifying Party.

17.8. Regardless of who conducts the Defense, the Indemnifying Party shall be responsible for all costs and expenses reasonably incurred in connection with the Defense of any Third Party Claim that may generate a Loss for which the Indemnifying Party is responsible, including, without limitation, reasonable attorneys’, accountants’ and experts’ fees and expenses, administrative and/or court fees, and court and administrative deposits required or necessary to enable the Defense to be presented and properly conducted. In addition, if the Indemnifying Party has delegated the Defense to the Indemnifiable Party, the Indemnifying Party agrees to at all times assist the Indemnifiable Party with any Third Party Claim by providing all reasonable information requested by the Indemnified Party.

17.9. Any and all Third Party Claims the Indemnifying Party of which are the Sellers, initiated prior to the Closing Date (“Previous Company Claims”), may continue to be conducted by the Sellers and their respective representatives, if they so wish. In this case, the costs and expenses relating to the conduct of the Previous Company Claims, including, without limitation, attorneys’ fees, shall be borne entirely by the Sellers after the Closing Date.

17.10. In the event the period under discussion in the Third Party Claim should cover a period before and after the Closing Date, the Parties agree that (i) the costs and indemnification shall be borne by the Sellers, on the one hand, and by the Buyer, on the other hand, in proportion to the amounts involved in the Third Party Claim, if these can be respectively allocated to events prior to the Closing Date (inclusive), on the one hand, and after the Closing Date, on the other hand; and (ii) the choice of counsel for the Defense shall be assigned exclusively to the Party responsible for most of the Loss.

17.10.1. Notwithstanding the provisions of Clause 17.10 above, in the event that the majority of the Loss is initially attributed to the Sellers but, for any reason and at any time, becomes attributed to the Buyer, the Buyer shall have the right to conduct the Defense relating to the Third Party Claim in question.

17.11. Exclusively in relation to a Third Party Claim that may generate an indemnifiable Loss by the Sellers to the Buyer’s Indemnifiable Parties and that (i) that prevents the carrying out of the Companies’ activities and/or the issuance of clearance certificates and/or certificates with the effect of showing debt; (ii) causes damage to the image and/or reputation of the Buyer as a result of (a) violation of anticorruption legislation; (b) criminal matters; (c) involvement with any form of slave or child labor, as defined by the Ministry of Labor and Employment and the International Labor

Organization (ILO); and/or (iii) causes the blocking of receipts and/or other assets of the Companies, to be demonstrated with justification by the Buyer, the Buyer shall be entitled, in this order: (a) to take all administrative and judicial measures to remedy, as a matter of urgency, said Third Party Claim; (b) in the event of failure of alternative (a) above, to make a deposit into court of any amount necessary to remedy said Third Party Claim; (c) in the event of failure of alternative (b) above, to make a payment of any amount necessary to remedy said Third Party Claim. Any deposit into court or payment must necessarily observe the proportion of the period attributable to the Buyer and the Sellers. In this event, all costs incurred by the Buyer and/or the Companies to remedy said Third Party Claim shall be reimbursed by the Sellers.

17.12. Payment. Once the procedure for notifying the Indemnifying Party has been carried out, as provided in this Clause 17, and the Claim or Third Party Claim has been concluded, with a final court decision or unappealable arbitration award finding against the Indemnifying Party, the amount of Loss due to the Indemnifiable Party shall be paid by the Indemnifying Party within twenty (20) Business Days of receipt by the Indemnifying Party of notification sent by the Indemnifiable Party in the manner provided in Clause 25.1 informing it of this fact, together with a copy of the final and unappealable court decision or arbitration award.

17.12.1. Notwithstanding the provisions of Clause 17.12, any amount which may become due from the Sellers to the Buyer or to a Buyer’s Indemnifiable Party may, at the sole discretion of the Buyer, be set off by the Buyer and/or the Companies pursuant to this Agreement.

17.13. Penalty. In the event of a delay in the payment of the aforementioned amount of the Loss for a period of more than five (5) Business Days, the overdue amount shall be increased, in addition to monetary adjustment by the variation of one hundred percent (100%) of the CDI calculated from the due date until the date of actual payment, by late payment interest of 1% (one percent) per month calculated pro rata die from the due date until the date of actual payment and a penalty fine of two percent (2%). Failure to make payment within thirty (30) Business Days of receipt of the respective notice to pay shall entitle the Buyer to withhold or offset any amounts owed to the Sellers under the terms of this Agreement.

17.14. Deposits into Court. If bonds, guarantees or court deposits are required from the Companies in the course of a Third Party Claim, such requirements shall represent an indemnifiable Loss under this Agreement. If the Companies succeed in releasing such deposits or guarantees, the Indemnifiable Party shall reimburse the indemnification amount previously borne by the Indemnifying Party (net of Losses incurred, including Taxes), duly adjusted by the indices applicable to the deposits and guarantees in question during the period in which such deposit or guarantee lasts.

17.15. In the event that the Buyer, the Sellers or the Companies are unable to operate their checking accounts as a result of a judicial blockage arising from a Claim subject to potential indemnification under this Agreement, the Indemnifying Party shall provide one hundred percent (100%) of the guarantees, sureties or deposits necessary to allow the issuance of such negative (or positive with negative effect) certificates or to release the aforementioned judicial blockage, or, as the case may be, the amount proportional to the period of its responsibility in said Claim. Should the Indemnifiable Party succeed in releasing such guarantees, sureties or deposits, it shall immediately refund the amount of indemnification previously borne by the Indemnifying Party (net of Losses incurred).

17.16. Claims waived. All the Third Party Claims set forth in the Attachments to this Agreement shall be subject to the provisions of this Clause, but no notice of any kind shall be given in respect thereof, except with regard to the procedural progress of said Third Party Claims in progress, which shall be constantly informed to the Buyer, in addition to the provision of copies of all procedural documents on request.

CHAPTER X. AMOUNTS SETOFF AND WITHOLDING; ADDITIONAL GUARANTEE FOR SELLERS

18.	Setoff of Amounts by the Buyer and the Companies

18.1. In the event that, on the date on which any payment is due by the Buyer or the Companies, as the case may be, to the Sellers, there is any Loss already due and payable by the Sellers, the Buyer and/or the Companies may offset any amount due to the Sellers against the respective amounts of Losses already due and payable, including through amounts due as Additional Liabilities, Installments or Retained Amounts, subject to the provisions of Clause 15.4 above.

18.2. In any case, the obligations of the Sellers with respect to the Losses in question shall be deemed to be fully discharged and the obligations of the Buyer and/or the Companies with respect to the payments due to the Sellers that have been offset pursuant to this Clause shall be deemed to be fully discharged.

19.	Withholding of Installments

19.1. As a guarantee of the fulfillment of the Sellers’ indemnification obligation, provided in Clause 15 above, the Parties agree that the Buyer will withhold the amount of thirty million reais (R$ 30,000,000.00) (“Withheld Amount”), of which (i) fifteen million reais (R$ 15,000,000.00) will be withheld from the First Installment, and (ii) fifteen million reais (R$ 15,000,000.00) will be withheld from the Second Installment (“Withheld Amount”).

19.1.1. If the amount of the First Installment is insufficient to make up the amount of the Retained Amount, the Buyer may retain the remaining amount of the Second Installment.

19.2. The Parties agree that, in the event of there is a Loss Claims against the Sellers, the setoff procedure provided in Clause 18.1 shall be adopted if the Losses are not punctually indemnified by the Sellers, in accordance with Clause 17.13, and up to the limit of the respective amounts.

19.3. The Parties agree that, as from the date of the third anniversary of the Closing, subject to there being no new Claims on said date, the Retained Amount will be released to the Sellers as follows (“Release of Retained Amount”):

(i) On the third anniversary of the Closing Date, an amount equivalent to ten million reais (R$ 10,000,000.00) will be released to the Sellers;

(ii) On the fourth anniversary of the Closing Date, an amount equivalent to ten million reais (R$ 10,000,000.00) will be released to the Sellers; and

(iii) On the fifth anniversary of the Closing Date, the balance of the Retained Amount, if any, will be released to the Sellers.

19.3.1. The Buyer shall pay the Sellers the amounts of the Retained Amount, as described above, duly adjusted by the CDI from the date of retention until the last day of the month preceding the date of actual payment.

20.	Additional Liabilities

20.1. The Parties establish that any amounts actually received or credits effectively used by the Companies, under the terms of the Law, related exclusively to the Additional Liabilities listed in Attachment 20.1 (“Additional Liabilities”) shall be refunded by the Buyer to the Sellers (net of any Taxes, fees, expenses and any and all costs, including, without limitation, attorneys’ and/or consultants’ and other advisors’ fees), to the bank account indicated in this Agreement, within twenty (20) Business Days from the actual receipt and/or use of the credit or setoff by the Companies. The processes listed in Attachment 20.1 shall be conducted exclusively by the lawyers to be appointed by the Sellers, and the Companies shall, if necessary, grant the necessary powers of attorney to the attorneys as indicated and requested by the Sellers.

20.1.1. For purposes of this Agreement, “Additional Liabilities” shall mean all amounts (including principal, interest, fines and indemnities, among others) that are effectively received and/or used or offset by the Companies exclusively as a result of a final decision or from the moment of the actual setoff, in all cases exclusively as a result of proceedings and/or claims owed to the Companies relating exclusively to the Additional Liabilities listed in the Attachment 20.1.

21.	Additional Guarantees from Sellers to Buyer

21.1. Additional Guarantees of the Sellers. In order to guarantee the Sellers’ obligation to indemnify the Buyer’s Indemnifiable Parties for the period between the fifth anniversary of the Closing Date and the tenth anniversary of the Closing Date (“Conditional Sale Period”), the Sellers shall constitute, on the Closing Date, in favor of the Buyer’s Indemnifiable Parties, a conditional sale over property (“alienação fiduciária”), under a condition precedent corresponding to reaching the Conditional Sale Period, over the property duly registered under registration number 214 before the General Real Estate Registry of Cosmópolis-SP, book No. 2 (“Object Property”), owned by Luis, through the execution of a private instrument of conditional sale (“Conditional Sale Instrument”).

21.2. As a Condition Precedent for the Closing of the Transaction, the Sellers undertake to submit to the Buyer an appraisal report of the Object Property prepared by an appraisal company of recognized technical capacity, in order to demonstrate the actual appraisal value of the Object Property (“Appraisal Value of the Object Property”). Additionally, within forty-five (45) days prior to the beginning of the Conditional Sale Period, the Sellers undertake to submit to the Buyer a new appraisal report of the Object Property prepared by an appraisal company of recognized technical capacity, in order to demonstrate the updated Appraised Value of the Object Property. In the event that the Appraised Value of the Object Property shown in the new appraisal report is less than ten million reais (R$ 10,000,000.00), the Sellers undertake to present to the Buyer, no later than fifteen (15) days prior to the start of the Conditional Sale Period, additional real guarantees and/or bank guarantees in an amount sufficient to make up the total amount of ten million reais (R$ 10,000,000.00) guaranteeing the Sellers’ obligation to indemnify the Buyer’s Indemnifiable Parties for the Conditional Sale Period.

21.3. The Parties expressly agree that, in the event that the competent real estate registry office rejects the registration of the Conditional Sale Instrument due to the existence of a suspensive condition, the Sellers must register it by the start date of the Conditional Sale Period, under penalty of the Buyer not releasing the balance of the Retained Amount, as provided in Clause 19.3 (iii) above, until the effective proof of the registration of the Conditional Sale Instrument with the competent real estate registry office.

21.4. The Parties undertake to sign any and all documents necessary to implement the provisions of this Clause 21 and any and all costs relating to the formalization of said guarantees under the terms of the Law shall be borne exclusively by the Sellers.

CHAPTER XI. OTHER OBLIGATIONS OF THE PARTIES

22.	Confidentiality

22.1. The Parties agree to treat all information, data, reports and other records (“Information”) related to the Parties, as well as any and all Information related to the Companies and their Affiliates, the Transaction and the execution of this Agreement as strictly confidential, and not to disclose the Information to any Person other than their respective shareholders, partners, employees, directors, officers, attorneys or auditors (who shall be informed of and shall agree to be bound by the confidentiality obligation provided herein), without the prior written consent of the other Parties.

22.2. No Party shall be liable for the disclosure of Information if the Information (i) becomes widely available to the public by means other than disclosure by the Party or its representatives in breach of this Agreement, (ii) was made available to the Party in a non-confidential manner, without breach of this Agreement, prior to its disclosure by the other Party or its representatives; or (iii) if such disclosure is required by Law, administrative or judicial decision, stock exchange or capital market regulatory bodies.

22.3. The Sellers agree that, as of the date of this Agreement, they will not issue any press release or otherwise make any public statement, or respond to any press request or give interviews regarding this Agreement and the Transaction without the prior written approval of the Buyer. The Buyer reserves the right to make public pronouncements stating that it has carried out the Transaction under the terms set forth herein, provided that it shall endeavor not to disclose sensitive points that are not necessary for the purpose of the disclosure.

23.	Noncompetition and Non-solicitation

23.1. Noncompetition. The Sellers (directly or through Affiliates, Related Parties or any Third Parties), for a period of five (5) years from the date on which each Seller, individually, terminates its relationship (whether as an administrator and/or employee and/or service provider) with any of the Companies (“Relationship”), shall not compete directly or indirectly with the Companies, the Buyer and/or its Affiliates in the following line of business: (i) industry and trade of plastic material packaging, exclusively for the sector of base oils, industrial and automotive lubricating oils and greases, (ii) industry and trade of base oils, industrial and automotive lubricating oils and greases, including industrialization on behalf of third parties, (iii) import-export of base oils, lubricating oils and greases to the countries of the Territory, (iv) distribution and resale of base oils, industrial and automotive lubricating oils and greases; and (v) transportation of base oils, lubricating oils and greases (“Restricted Sector”) throughout Brazil, as well as in Bolivia, Uruguay and Paraguay (“Territory”). For such purposes, the Sellers (directly or through Affiliates, Related Parties or any Third Parties) shall not, individually or jointly with Related Parties or any Third Parties, without the prior written consent of the Buyer, for any reason, directly or indirectly, own, manage, operate, control, hold an interest in or participate in the management of, operation or control, or relate as a partner, consultant or in any other way, to any for-profit or non-profit business or organization that, directly or indirectly, competes with the Companies, the Buyer and/or any of its Affiliates in the Restricted Sector and/or provides any of the services provided by the Companies, the Buyer and/or any of its Affiliates, in the Territory, in the Restricted Sector. The acquisition, for purposes of passive investment, of securities issued by a publicly-held company operating in the Restricted Sector, provided that it is limited to two percent (2%) of its share capital, or indirect passive investment in securities issued by companies operating in the Restricted Sector by means of discretionary management investment funds, without the interference of the Sellers as shareholders, shall not be considered a breach of the noncompetition obligation set forth herein. The activities of industrialization, production and commercialization of base oils re-refined for use are excluded from the concept of Restricted Sector, provided that such activities are not carried out by the Sellers together with Castrol, Iconic, Petronas Lubrificantes, Raízen, TotalEnergies, Vibra Energia and/or YPF, under any circumstances, whether as an administrator, employee, partner or shareholder (directly or indirectly), service provider, consultant and/or through the constitution of companies of any kind, in fact or in law, consortium, partnership, association, foundation, joint venture, investment funds, trusts and/or agencies.

23.2. No Solicitation. The Sellers (directly or through Affiliates, Related Parties or any Third Parties), for a period of four (4) years from the date on which the last Seller terminates its Relationship with any of the Companies, undertake not to: (i) approach any executive (or former executive) employed by the Buyer, the Companies and their Affiliates or any customer (or former customer) or supplier (or former supplier) of the Buyer, the Companies and their Affiliates for the purpose of inducing them to cease contracting with the Buyer, the Companies and their Affiliates; (ii) solicit, encourage or induce any customer or supplier of the Companies to transfer all or part of their business to other entities carrying out activities in the Restricted Sector; (iii) employ any employee who has voluntarily left the Companies less than six (6) months previously, except in the event of dismissal by the Buyer, the Companies and their Affiliates; and (iv) not to engage in any act intended or reasonably expected to cause damage to the Buyer, the Companies and their Affiliates or their image and reputation or reasonably expected to cause or lead to unwanted or unfavorable exposure of the Buyer, the Companies and their Affiliates (non-disparagement), it being understood that the above obligations shall not apply to employment and/or contract opportunities resulting from an announcement to the general public not specifically aimed at persons employed and/or contracted by the Companies.

23.3. Exclusivity. As part of the non-competition obligation set forth in Clause 23.1 above, until the payment of the last Installment of the Purchase Price (“Exclusivity Period”), Junior undertakes to act as administrator of the Companies, under the terms of the Administrator Agreement, with exclusive dedication to the Companies, and may not provide services or act in any way in other locations, even if outside the Restricted Sector (“Exclusivity”). For the sake of clarity, the Exclusivity commitment assumed in this Clause does not and shall not prevent Junior from carrying out, at any time during the Relationship: (i) academic and research activities exclusively in a university or teaching environment; (ii) participation in advisory boards of non-profit organizations (provided that they do not compete with the Companies and/or their Subsidiaries) and trade associations ; and (iii) corporate participation in other companies, provided that their corporate purpose is not any of the activities of the Restricted Sector, and provided that Junior is not appointed as a director.

23.4. Remuneration for the Obligations. The Sellers expressly acknowledge and agree that (i) the Non-solicitation, Noncompetition and Exclusivity obligations provided in this Clause have been negotiated in good faith between the Parties; (ii) said obligations are reasonable and, therefore, are not excessively restrictive or broader than necessary in order to protect the interests of the Parties; (iii) if it were not for the aforesaid obligations, the Buyer would not have entered into this Agreement, nor would it have the intention of carrying out the business carried out in this Agreement on the bases provided herein; and (iv) the amounts paid as the Purchase Price are fair and sufficient for the period of the Non-solicitation Obligation, the Noncompetition Obligation and the Exclusivity Obligation provided in this Clause, all of which are essential rights in the business that is the subject of this Agreement.

23.5. Indemnification for Breach. Proven breach by any Seller (directly or through Affiliates, Related Parties or any Third Party) of its obligations under this Clause 23 shall give rise to the payment of a noncompensatory fine in the amount of ten percent (10%) of the total amount of the Purchase Price, adjusted by the variation of one hundred percent (100%) of the CDI adjusted between the Closing Date and the date of its effective payment, per default act, it being certain that, regardless of any noncompliance, the Sellers (directly or through Affiliates, Related Parties or any third parties) shall remain bound by the provisions of this Clause 23 for the period established herein. In the event provided herein, the Buyer shall notify the defaulting Seller, justifying and proving said noncompliance under the terms of this Clause 23 and if the Parties involved do not reach an agreement on such noncompliance, the matter shall be submitted to the dispute resolution mechanism provided in Clause 27.

23.5.1. Without prejudice to the payment of the fine established in Clause 23.5 above, in the event that a Party (or any of its Affiliates or Related Parties) fails to comply with its obligations under this Clause 23, the aggrieved Party may request, from the Party that has failed to comply with its obligations under this Clause 23, the specific execution of the provisions of this Clause 23, with respect to the fulfillment by the respective Party of its obligations hereunder.

24.	Other Obligations of the Parties

24.1. Expenses incurred in concluding this Agreement. All costs and expenses incurred by the Parties arising from this Agreement and the Transaction, including, without limitation, any remuneration by way of success bonus or equivalent arising from the conclusion of contracts of any nature by the Companies with Third Parties prior to this date and the amount of which may be due after this date, shall be borne in full by the Party that has actually incurred such costs and expenses.

24.2. Any and all costs and expenses related to obtaining or renewing licenses or permits of any kind that the Companies do not have or that are due by the Closing Date shall be borne exclusively by the Sellers.

CHAPTER XII. GENERAL PROVISIONS

25.	Notifications

25.1. All communications and notifications between the Parties shall be made in writing and shall be deemed received on the date of their transmission, if by email, and on the date of actual receipt by the communicated Party at its address(es), if sent by any other means. Communications shall be sent to the following physical or electronic addresses, in all cases with acknowledgment of receipt or any applicable form of delivery control:

(a) If for the Buyer or for the Companies after the Closing:

Cosan Lubrificantes e Especialidades S.A.

Attn: Jonas de Jesus Souza Junior

Praia da Ribeira, No. 51 - Fundos, Bairro Ribeira, Ilha do Governador

Rio de Janeiro-RJ

Postal code 21930-050

Email: Jonas.Souza@moovelub.com

Copy to: Theodoro Del Castillo Barroso Kastrup (Theodoro.Kastrup@moovelub.com) / Juliana Lima Pimentel Gomes (Juliana.Gomes@moovelub.com)

(b) If for the Sellers or the Companies before the Closing:

Attn: Carlos Augusto Diogenes Pinheiro Sobrinho

XXXXXXXXXXXXXXXX

Valinhos-SP

Postal code: XXXXXXXXXXXXXXXXX

Email: XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

For notification to the Sellers, with a copy to (without effect of notification):

MELLO E TORRES SOCIEDADE DE ADVOGADOS

Av. Brigadeiro Faria Lima, 3355, 16th floor,

Itaim Bibi, São Paulo, SP, CEP 04538-133

A/C: Alexandre Simões Pinto

Email: alexandre.simoes@mellotorres.com.br

25.2. A Party whose contact details referred to above are changed shall immediately notify the other Parties in order to make them aware of such change. Until such time as the other Parties are duly notified of such change and made aware of it, any communication, notification or summons sent to the contact details described above shall be deemed valid and effective.

26.	General Provisions

26.1. Inalienability and Reversion. The Parties acknowledge and agree that the obligations of inalienability over the Acquired Quotas contained in the Articles of Association of DIPI shall be automatically subrogated to the resources arising from the payment of the Purchase Price, it being established that the reversion clause contained in the Articles of Association of DIPI shall not apply to the amounts received by any Seller for the sale of the Acquired Quotas. In the event of the death of any of the Sellers, the amount received under this Agreement for the Acquired Quotas will go to the heirs of the deceased, without returning to the donor.

26.2. Irrevocable Obligation. This Agreement constitutes an irrevocable obligation of the Parties and shall bind their respective successors and permitted assigns. The Agreement supersedes any other agreement previously entered into by the Parties, whether written or oral, and may not be amended or supplemented except by an instrument in writing signed by the Parties.

26.3. Novation. A waiver by either Party of any of its rights under this Agreement or under applicable law shall be effective only if in writing. No forbearance, delay or indulgence by either Party in enforcing any provision of this Agreement shall adversely affect or restrict the rights of such Party, nor prevent such Party from exercising such rights or any other rights at such time as it deems appropriate, regardless of prior communications or notices.

26.4. Severability. Should any of the provisions contained in this Agreement be held to be invalid, ineffective or unenforceable in any respect, the validity, effectiveness or enforceability of the remaining provisions contained in this Agreement shall in no way be affected or impaired thereby. The Parties shall negotiate, in good faith and with respect to the original intention of those involved, the replacement of invalid, ineffective or unenforceable provisions with valid provisions effect of which is as close as possible to the effect of the invalid, ineffective or unenforceable provisions.

26.5. Assignment. None of the Parties shall have the right to assign or transfer the rights and obligations arising out of or in connection with this Agreement without the prior written consent of all the other Parties.

26.6. Extrajudicial Executive Title. This Agreement, signed in the presence of two (2) witnesses, is valid as an extrajudicial executive title pursuant to civil procedural legislation (Art. 784, item III, of Law No. 13.105/15), for all legal purposes.

26.7. Specific Performance. The Parties hereby acknowledge and agree that all obligations assumed or that may be imputed under the terms of this Agreement are subject to specific performance under the terms of Article 467 et seq. and article 815 et seq. of Law No. 13.105/15, without prejudice to the cumulative recovery of losses and damages by the Party that has to bear them as a result of the breach of the obligations agreed to in this Agreement. The Parties do not waive any action or remedy (including the recovery of damages) to which they may be entitled at any time. The Parties expressly admit and bind themselves to the specific performance of their obligations and to accept court orders or any other similar acts.

26.8. Sellers’ Representative. The Sellers appoint Junior as their sole and exclusive representative for all purposes of this Agreement, acting in the name and on behalf of all the Sellers, including with full powers to (i) receive any information, requests, communications and notifications sent by the Parties and/or Consenting Parties; and (ii) provide information, notify and communicate any decisions of the Sellers, in relation to this Agreement, to the Buyer. In the event of Junior’s incapacity or death or his absence for a period of more than three (3) months, the Sellers hereby appoint Carlos as the Sellers’ Representative.

26.9. Joint and several liability. The Sellers are jointly and severally liable for the obligations, claims, agreements, representations, penalties and other provisions set forth in this Agreement and its Attachments, except as otherwise expressly provided in this Agreement.

26.10. Attachments. The Attachments of this Agreement are incorporated hereto and constitute integral and inseparable parts hereof for all legal purposes, and shall direct and guide any discrepancies, doubts or conflicts that may arise or exist in connection with this Agreement, whether in the context of Arbitration or in the context of an amicable settlement.

26.11. Electronic Signature. The Parties acknowledge and declare that this Agreement and its Attachments may be signed electronically using the DocuSign platform (www.docusign.com.br), under the terms of Article 10, paragraph 2 of Provisional Measure 2200-2/2001, and Article 6 of Decree No. 10.278/2020, with the signatures thus made being considered valid, binding and enforceable, provided that they are signed by the Parties’ legal representatives.

CHAPTER XIII. LAW AND FORUM

27.	Applicable Law and Arbitration

27.1. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

27.2. Amicable Resolution. The Parties shall use their best efforts to attempt to settle amicably all disputes arising out of this Agreement, by means of direct negotiations held in good faith, within a period not exceeding thirty (30) calendar days from the date of receipt of notice sent from one Party to the other.

27.3. Dispute Resolution. The Parties shall use their best efforts to amicably resolve any disagreement arising from this Agreement, in accordance with the preceding clause. If, however, it is not possible to reach an amicable solution within the period stipulated in Clause 27.2, the Parties hereby agree that any and all disputes or controversies arising out of or resulting from this Agreement and its Attachments, including those relating to its existence, validity, effectiveness, fulfillment, interpretation or termination and their consequences (“Disputes”), shall be definitively settled by arbitration, under the terms of the Arbitration Law, in accordance with the rules and regulations of the Arbitration Chamber, as well as Brazilian legislation on substantive and procedural law and in accordance with the following provisions.

27.3.1. Any Dispute shall be submitted to arbitration before the Chamber of Conciliation, Mediation and Arbitration of the Federation of Industry of the State of São Paulo (FIESP) (“Chamber”), in accordance with the Arbitration Rules in force at the time of submission of the request (“Rules”), except to the extent that they are modified by the following provisions or are amended by agreement between the Parties.

27.3.2. The arbitration shall be conducted in the Portuguese language and shall have its seat in the City of São Paulo, State of São Paulo, where the arbitral award shall be rendered. The arbitrators may not decide any Dispute on the basis of rules of equity.

27.3.3. The arbitration panel shall be composed of three (3) arbitrators (“Arbitration Panel”), one of whom shall be appointed by the claimant(s) jointly, and the other by the respondent(s) jointly, provided that, within fifteen (15) days of confirmation of their names by the Chamber, the two arbitrators appointed by the parties, in accordance with the rules of the FIESP Mediation and Arbitration Chamber, shall appoint the third arbitrator, who shall preside over the Arbitration Tribunal. If either of the parties or the arbitrators appointed by them fails to make the appointment, the appointment shall be made in accordance with the Regulations.

27.3.4. If the total value of the claim does not exceed one million reais (R$ 1,000,000.00), the Parties agree that the arbitration will be conducted by a single arbitrator appointed by mutual agreement between the Parties and, if there is no agreement, the Chamber will appoint him/her at the request of the Parties and in accordance with the Chamber rules.

27.3.5. All costs and expenses relating to the arbitration proceedings shall be shared and paid equally by the parties during the proceedings. The arbitration award shall, in the end, allocate to the losing party, or to both parties, in proportion to the success of their claims, the burden of paying the full costs and expenses of the arbitration (including all costs of the Chamber of the winning party), including reasonable and verifiably paid contractual fees of attorneys, arbitrators and experts who come to be hired in the context of the arbitration. No success fees shall be payable in the arbitration proceedings.

27.3.6. Without prejudice to this arbitration clause, the Parties elect the forum of the City of São Paulo, State of São Paulo, waiving any other, however privileged, to hear and judge any claims relating to: (i) the installation of the arbitration; and (ii) the granting of precautionary and emergency measures, prior to the constitution of the Arbitration Panel. The granting of any emergency measure must be immediately informed by the party requesting the measure to the Chamber and may be confirmed, modified or suspended by the Arbitration Panel as soon as it is constituted.

27.3.7. Once duly constituted, the Arbitration Panel shall have exclusive jurisdiction to order any precautionary or emergency measures.

27.3.8. The arbitral award shall be final and shall definitively resolve the Dispute between the parties subject to arbitration and, as with any orders or measures determined by the Arbitration Panel, shall bind the Parties and their successors in title and may be enforced in any court having jurisdiction over the matter, the Parties or the applicable assets.

27.4. The arbitration shall be confidential and the Parties shall not disclose to any Third Party any information or documentation submitted in the arbitration that is not in the public domain, or evidence or materials produced by reason of the arbitration, or any order or award rendered in the arbitration, except, and only to the extent that such disclosure: (i) by Law or regulation; (ii) as intended to protect a right; (iii) is necessary for the judicial enforcement of the arbitral award; or (iv) is necessary to obtain legal, regulatory, financial, accounting or similar advice. Any and all disputes relating to confidentiality, which are the subject of this clause, shall be decided by the Arbitration Panel.

The Parties and two (2) witnesses enter into this Agreement by electronic means, in accordance with the signature and authentication technologies described below, which the Parties agree confer authenticity, integrity and legal validity to the document signed herein:

São Paulo, September 29, 2024.

[rest of page intentionally left blank; signature page to follow]

Signature page of the Share Purchase Agreement and Other Covenants signed on September 29, 2024 between Cosan Lubrificantes e Especialidades S.A., Luis Alberto Diogenes Pinheiro, Luis Alberto Diogenes Pinheiro Junior, Carlos Algus Diogenes Pinheiro Sobrinho, Lisandra Cristina Perez Pinheiro da Cruz, Paulo Vinicius Perez Pinheiro and Everton Luis Ariki .

Buyer:

/s/ Filipe Affonso Ferreira	/s/ Lineu Paulo Moran Filho
COSAN LUBRIFICANTES E ESPECIALIDADES S.A.
by: Filipe Affonso Ferreira and Lineu Paulo Moran Filho

Sellers:

/s/ Luis Alberto Diogenes Pinheiro	/s/ Carlos Augusto Diogenes Pinheiro Sobrinho
LUIS ALBERTO DIOGENES PINHEIRO	CARLOS AUGUSTO DIOGENES PINHEIRO SOBRINHO

/s/ Luis Alberto Diogenes Pinheiro Júnior	/s/ Lisandra Cristina Perez Pinheiro Da Cruz
LUIS ALBERTO DIOGENES PINHEIRO JUNIOR	LISANDRA CRISTINA PEREZ PINHEIRO DA CRUZ

/s/ Paulo Vinicius Perez Pinheiro	/s/ Everton Luis Ariki
PAULO VINICIUS PEREZ PINHEIRO	EVERTON LUIS ARIKI

Acting Stakeholders:

/s/ Luis Alberto Diogenes Pinheiro	/s/ Luis Alberto Diógenes Pinheiro Júnior
DIPI HOLDING LTDA.
by: Luis Alberto Diógenes Pinheiro and Luis Alberto Diógenes Pinheiro Júnior

/s/ Luis Alberto Diogenes Pinheiro	/s/ Luis Alberto Diógenes Pinheiro Júnior
PAX LUBRIFICANTES LTDA.
by: Luis Alberto Diógenes Pinheiro and Luis Alberto Diógenes Pinheiro Júnior

/s/ Luis Alberto Diogenes Pinheiro	/s/ Luis Alberto Diógenes Pinheiro Júnior
LUBRIPACK INDÚSTRIA E COMÉRCIO LTDA.
by: Luis Alberto Diógenes Pinheiro and Luis Alberto Diógenes Pinheiro Júnior

/s/ Luis Alberto Diogenes Pinheiro
ELVIN LUBRIFICANTES INDÚSTRIA E COMÉRCIO LTDA.
by: Luis Alberto Diógenes Pinheiro

Witnesses:

/s/ Jéssica Cristina Gatti Pizarro	/s/ Matheus Guedes Camargo
Name: Jéssica Cristina Gatti Pizarro	Name: Matheus Guedes Camargo

Attachment 1.1.

“Installment Adjustment” has the meaning ascribed to it in Clause 8.4 of this Agreement.

“Post-Closing Price Adjustment” has the meaning ascribed to it in Clause 7.3 of this Agreement.

“Pre-Closing Price Adjustment” has the meaning ascribed to it in Clause 7.1 of this Agreement.

“First Installment Adjustment” has the meaning ascribed to it in Clause 8.1 of this Agreement.

“Second Installment Adjustment” has the meaning ascribed to it in Clause 8.4 of this Agreement.

“Accounting Arbitrator” has the meaning ascribed to it in Clause 7.4.3 of this Agreement.

“Current Assets” means assets that meet any of the following criteria: (i) are expected to be realized, or are intended to be sold or consumed in the normal course of the Companies’ operating cycle; (ii) are held primarily for the purpose of trading; (iii) are expected to be realized within twelve months after the balance sheet date; or (iv) are Cash or Cash Equivalents, unless their exchange or use to settle liabilities is prohibited for at least twelve months after the balance sheet date.

“Closing Acts” has the meaning ascribed to it in Clause 12.2 of this Agreement.

“Public Authority” means any Brazilian, federal, state, municipal, district, local or similar governmental, regulatory or administrative authority (including, without limitation, the Federal Union, IBAMA, the Ministry of Agriculture, Livestock and Supply, the Ministry of Fisheries and Aquaculture, health surveillance, State Governments, Municipalities, political subdivision, agency or commission, or any court, tribunal or arbitration panel, or any other Person authorized to act on behalf of such entities.

“BR GAAP” means the accounting principles generally accepted in Brazil, under the terms of the Brazilian Corporation Law (Law No. 6,404 of 1976 and its amendments) and the specific rules issued by the Institute of Independent Auditors of Brazil (IBRACON) and by the Federal Accounting Council (CFC), applied regularly in accordance with past practices.

“Cash and Cash Equivalents” means, in relation to the Companies, the value of cash and cash equivalents as determined by BR GAAP, applying the same principles, practices, methodologies and policies in the preparation.

“Base Working Capital” has the meaning ascribed to it in Clause 6.1(vi) of this Agreement.

“Working Capital” means (i) Current Assets, excluding Cash and Cash Equivalents; minus (ii) Current Liabilities excluding Current Consolidated Gross Indebtedness of the Operation. Not to be taken into account are (i) the Companies’ accounts payable to third parties, which are overdue and remain unpaid as at the Closing Date; (ii) the Companies’ accounts receivable which are overdue by more than ninety (90) calendar days; (iii) overvalued, unsalable, obsolete, excess or dead/dying/shelf-life inventory; and (iv) Active Surpluses recorded in the Companies’ balance sheets.

“Pre-Closing Working Capital” has the meaning ascribed to it in Clause 7.1 of this Agreement.

“Carlos” has the meaning ascribed to it in the preamble to this Agreement.

“CDI” means the equivalent of 100% of the average daily interbank deposit rate, “over extra group,” expressed as an annual percentage, based on 252 working days, calculated and published daily by B3 S.A. - Brasil, Bolsa, Balcão.

“CNPJ” means the National Registry of Legal Entities.

“Affiliate” means, with respect to any Person, a direct or indirect subsidiary of such Person and any other Person that, directly or through one or more intermediaries, Controls, is Controlled by or is under common Control or shared Control of the first Person.

“Purchase and Sale of Shares” shall have the meaning ascribed to it in Clause 4.1 of this Agreement.

“Buyer” shall have the meaning ascribed to it in the preamble to this Agreement.

“Conditions Precedent” has the meaning ascribed to it in Clause 10.1 of this Agreement.

“Agreement” has the meaning ascribed to it in the preamble to this Agreement.

“Material Contracts” has the meaning ascribed to it in Clause 13.2.15 of this Agreement.

“Control” (including, with the corresponding meanings, “Controller,” “Controlled” and “under common Control”) means the power to, directly or indirectly, direct the management and define the guidelines of an Person, either (i) by owning more than fifty percent (50%) of the voting capital of said Person; (ii) by exercising the right to elect the majority of the managers, directors and/or officers of said Person; or (iii) by agreement.

“Ordinary Course of Business” means, in relation to an Person, the routine operations related to the corporate purpose of such Person, carried out on a commutative basis, whether financial, commercial or otherwise, and the operations carried out with customers and suppliers of the Companies, in accordance with past practices and to the extent that such operations do not result in a breach of the Law in force at the time they were carried out or represent a breach of duty or obligation that such Person was subject to by virtue of Law or contract at the time such operations were carried out.

“Base Date” means December 31, 2023.

“First Installment Determination Date” has the meaning ascribed to it in Clause 8.3.6 of this Agreement.

“Closing Date” has the meaning ascribed to it in Clause 12.1.1 of this Agreement.

“Fundamental Representations and Warranties” has the meaning ascribed to it in Clause 15.1.2 of this Agreement.

“Defense” has the meaning ascribed to it in Clause 17.4 of this Agreement.

“Financial Statements” has the meaning ascribed to it in Clause 13.2.8 of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or public holiday in Brazil and in the cities of Campinas, State of São Paulo and the city of Rio de Janeiro, State of Rio de Janeiro.

“Base Net Debt” has the meaning ascribed to it in Clause 6.1(v) of this Agreement.

“Net Debt” means (i) Gross Debt and (ii) Other Debt Equivalents minus Cash and Cash Equivalents, assuming that there are no additional off-balance-sheet obligations.

“Pre-Closing Net Debt” has the meaning ascribed to it in Clause 7.1 of this Agreement.

“Base EBITDA” has the meaning ascribed to it in Clause 6.1(vii) of this Agreement.

“EBITDA First Period” has the meaning ascribed to it in Clause 8.2 of this Agreement.

“EBITDA Second Period” has the meaning ascribed to it in Clause 8.5 of this Agreement.

“EBITDA” means on a given date and in accordance with the International Financial Reporting Standards (IFRS), the amount of the net income of a given company, proportional to the stakes held in the controlled companies or in which the company holds a minority stake, duly calculated by the Buyer, plus (without duplication) the following items: (i) net financial expenses (financial expenses minus financial income, except financial income derived from fines and interest for late payment of monthly fees); (ii) income tax and social contribution expenses; and (iii) depreciation and amortization expenses and costs. Expenses for renting the properties and other expenses duly covered by IFRS 16 should be deducted.

“Material Adverse Effect” means (i) any change, event or circumstance (whether considered individually or together with changes, events or circumstances of the same nature) that has or causes a material adverse effect on the financial position, business, liabilities, properties, assets and operations of the Companies; (ii) any change in the Law applicable to the Companies or decision in an administrative, arbitral or judicial proceeding that causes a material adverse effect on the fulfillment of the obligations and/or rights provided in this Agreement or on the performance of the activities that the Companies are engaged in as of the date hereof; (iii) any material adverse effect on the state of affairs, assets and/or results of operations of the Companies; (iv) a change in applicable Law that results in a material adverse effect on the business of the Companies; and (vi) any claim, complaint, action, proceeding, judicial or administrative, investigation or inquiry, as well as any request, notification or communication by means of which any claim, complaint, action, proceeding, judicial or administrative, in relation to the environmental compliance of the areas occupied by the Companies is initiated or conducted, that has a material adverse effect. For purposes of this definition, “significant adverse effect” shall be understood as a concrete negative impact that results in damage (whether incurred or whose proven probability of occurrence is reasonably expected, or even in the event of the emergence of a claim in relation to which there is a prognosis of possible loss) or to the Companies in an amount equal to or greater than five million reais (R$ 5,000,000.00).

“Indebtedness” means, without duplication, (a) all obligations for money borrowed or relating to deposits or advances, other than those from customers classified as working capital, of any kind (including, without limitation, any loans, lines of credit taken out or guarantees exercised given by any financial institution, any Affiliate or any other Third Party, including, without limitation, any prepayment of export or working capital loans) whether current or funded, whether secured or unsecured; (b) all obligations evidenced by bonds, debentures, notes or other similar instruments or on which interest is customarily paid (whether convertible or non-convertible); (c) accrued and unpaid interest with respect to Indebtedness; (d) all overdue obligations for goods or services, including accounts payable; (e) all payment obligations in respect of interest rate or currency hedging arrangements, provided that all asset and liability counterparts are taken into account, or, of other risk hedging contracts and all Liabilities arising from any financial hedge, swap or similar arrangements, provided that all asset and liability counterparts are taken into account; (f) any Liabilities in respect of vehicle, machinery and equipment leases, commercial leases and financial leases; (g) all Liabilities in relation to any letter of credit taken, exercise of a guaranteed debt security, guarantee exercised, surety exercised, or similar credit operation to the extent that such Liabilities underlie such instruments or operations; (h) any Liabilities arising from discounts of receivables from the Companies (with right of recourse); (i) all obligations as an account holder under any letter of credit taken out; (j) the total amount of all prepayment premiums, penalties, prepayment penalties, costs, expenses or other payment obligations of an Person, if any, that will arise (whether or not then due and payable) to the extent that an item of Indebtedness needs to be paid; (k) all financial obligations or loans; (l) all Taxes due after ten (10) days; (m) contingencies that have materialized and become final; (n) any obligations with the Sellers (except those where the same are classified as customers), and their Related Parties not settled under this Agreement on the Closing Date even if they do not have a contract and are of a financial interest nature, and (o) any provisions and obligations related to the call or repurchase option programs of quotas held by quotaholders against the Companies. The Parties agree and clarify that the Sellers will be considered as clients for purposes of the definition of “Indebtedness,” exclusively for the cases in which the Sellers prove, by means of written documents issued by the Companies, that there is an underlying commercial relationship between the respective Partner and the Companies, and that this has been established on the same basis, terms and conditions as the commercial relationship existing between the Companies and other clients, other than the Sellers.

“Gross Indebtedness” means short- and long-term debt and interest, including with financial institutions and/or Related Parties, accounts payable due and unpaid, taxes due or paid in installments, financial leasing of equipment, dividends declared and unpaid, interest on equity accrued and unpaid, deferred tax liabilities relating to income tax and Social Contribution on Net Profit (CSLL) and income tax and Social Contribution on Net Profit (CSLL) expenses accrued and unpaid.

“Debt Equivalents” means amounts payable which, by their nature, assume the characteristics of or are viewed as debt by a Third Party. These include, without limitation, (i) amounts relating to agreements entered into with the Public Authority to pay taxes in installments, including but not limited to REFIS, PERT, among others; (ii) debts with Related Parties not ascertained, at Closing and those that have a contract providing for amortization and interest dates; (iii) amounts and capital expenditures with suppliers and service providers in arrears; and (iv) tax, labor and any other tax arrears, whether or not they are included in the companies’ financial statements; (v) other materialized contingencies which have become final; (vi) vendors, CRAs, any accounts payable in arrears, discounted receivables, guarantees for other people’s debts and short and long-term tax liabilities which do not correspond to current operations; and (vii) additional off-balance sheet obligations which are liquid, certain and payable (off balance sheet ).

“Everton” has the meaning ascribed to it in the preamble to this Agreement.

“Exclusivity” has the meaning ascribed to it in Clause 23.3 of this Agreement.

“Closing” has the meaning ascribed to it in Clause 12.1 of this Agreement.

“Lien” means any, pledge, security interest, lease, lien, license, covenant, condition, restriction, usufruct, encumbrance, restrictive covenant, option, restriction or other encumbrance of any nature, or any conditional sale agreement, title reservation agreement or other agreement granting any of the foregoing rights and obligations, or similar claims of any nature relating to such rights, whether in part or in whole, contractual, arbitral or judicial except for any restriction on transfers generally imposed by any applicable Law.

“Property” has the meaning ascribed to it in Clause 13.2.13 of this Agreement.

“Object Property” has the meaning ascribed to it in Clause 21.1 of this Agreement.

“First Installment Indicators” has the meaning ascribed to it in Clause 8.3.1 of this Agreement.

“Information” has the meaning ascribed to it in Clause 22.1 of this Agreement.

“IPCA” means the Broad Consumer Price Index as measured monthly by the IBGE.

“Conditional Sale Instrument” has the meaning ascribed to it in Clause 21.1 of this Agreement.

“Junior” shall have the meaning ascribed to it in the preamble to this Agreement.

“Brazilian Corporate Law” means Law No. 6,404/76, as amended.

“Law” (including its correlate “Legislation”) means any laws, decrees, provisional measures, regulatory requirement, rule, directive, instruction, deliberation, order, ordinances and regulations, judgments, court orders, writs and injunctions of any Public Authority, whether or not having the force of formal law, or any other requirement in the sphere federal, state or municipal of any applicable jurisdiction.

“Release of Retained Amount” has the meaning ascribed to it in Clause 19.3 of this Agreement.

“Environmental Permits” has the meaning ascribed to it in Clause 13.2.28 of this Agreement.

“Lisandra” has the meaning ascribed to it in the preamble to this Agreement.

“Luis” has the meaning ascribed to it in the preamble to this Agreement.

“Notification to CADE” has the meaning ascribed to it in Clause 11.1 of this Agreement.

“First Installment Notice” has the meaning ascribed to it in Clause 8.3 of this Agreement.

“Second Installment Consent Notice” has the meaning ascribed to it in Clause 8.6 of this Agreement.

“Notice of Agreement” has the meaning ascribed to it in Clause 7.4.2 of this Agreement.

“First Installment Disagreement Notice” has the meaning ascribed to it in Clause 8.3 of this Agreement.

“Second Installment Disagreement Notice” has the meaning ascribed to it in Clause 8.6 of this Agreement.

“Notice of Disagreement” has the meaning ascribed to it in Clause 7.4.2 of this Agreement.

“Transaction” has the meaning ascribed to it in Clause 2.1 of this Agreement.

“Immediate Lump-Sum Payment” has the meaning ascribed to it in Clause 5.2(i) of this Agreement.

“Installments” has the meaning ascribed to it in Clause 5.2(ii) of this Agreement.

“Indemnifying Party” has the meaning ascribed to it in Clause 17.4 of this Agreement.

“Indemnifiable Part” has the meaning ascribed to it in Clause 17.4 of this Agreement.

“Related Party” means (a) with respect to any natural Person, (i) his or her spouse, former spouse, common-law partner or equivalent, collateral up to the third (3rd) degree of consanguinity, ascendants and descendants in the direct line, testamentary heirs; (ii) any Person directly or indirectly Controlled by such Person; (b) with respect to any legal Person, directly or indirectly (i) any company Controlled by such Person or under common Control with such Person, (ii) any Person Controlling such Person; and (iii) any shareholder, quotaholder, director of such Person or of the Persons referred to in items (b.i) and (b.ii), on the date the concept is applied.

“Buyer’s Indemnifiable Parties” has the meaning ascribed to it in Clause 15.1 of this Agreement.

“Sellers’ Indemnifiable Parties” has the meaning ascribed to it in Clause 16.1 of this Agreement.

“Parties” has the meaning ascribed to it in the preamble to this Agreement.

“Liabilities” means any and all debts, adverse claims and/or obligations of any nature, even non-financial, direct, absolute, accrued, threatened, contingent or acquired.

“Current Liability” means a Liability that meets any of the following criteria (i) it is expected to be settled during the Companies’ normal operating cycle; (ii) it is held primarily for the purpose of being traded; (iii) it must be settled within twelve months after the balance sheet date; or (iv) the Companies have no unconditional right to defer settlement of the Liability for at least twelve months after the balance sheet date. The terms of a liability which may, at the option of the counterparty, result in its settlement through the issue of equity instruments should not affect its classification.

“Paul” has the meaning ascribed to it in the preamble to this Agreement.

“Loss” means any damages, monetary or cash-convertible liabilities, losses, liabilities, debts, demands, contingencies, constrictions, fines, penalties, expenses, reasonable attorneys’ fees and expenses, accountants’ fees, court costs, court deposits, or other expenses of litigation or other judicial or administrative proceedings or of any Claim or default of any nature (including, without limitation, of a corporate, financial, contractual, commercial, civil, tax, labor, social security, criminal and/or environmental nature).

“Conditional Sale Period” has the meaning ascribed to it in Clause 21.1 of this Agreement.

“Adjustment Discussion Period” has the meaning ascribed to it in Clause 7.4.3 of this Agreement.

“First Installment Discussion Period” has the meaning ascribed to it in Clause 8.3.1 of this Agreement.

“Second Installment Discussion Period” has the meaning ascribed to it in Clause 8.6.1 of this Agreement.

“Exclusivity Period” has the meaning ascribed to it in Clause 23.3 of this Agreement.

“Transition Period” has the meaning ascribed to it in Clause 9.1 of this Agreement.

“Person “ means any natural person, legal entity or non-personified entity, including, but not limited to, companies of any kind, in fact or in law, consortium, partnership, association, foundation, joint venture, investment funds, trusts, municipalities and universality of rights.

“Base Purchase Price” has the meaning ascribed to it in Clause 5.1 of this Agreement.

“Purchase Price” has the meaning ascribed to it in Clause 5.1 of this Agreement.

“First Installment” has the meaning ascribed to it in Clause 5.2(ii) of this Agreement.

“First Calculation Period” has the meaning ascribed to it in Clause 8.2 of this Agreement.

“Intellectual Property” means any and all business names, service marks, service names, patents, utility models, copyrights, moral rights, trademarks, product designs, product formulas, trade secrets, product packaging, research and development, inventions (whether patentable or not), invention disclosures, improvements, processes, formulas, industrial models, designs and formulations, diagrams, specifications, technology, methodologies, software, development tools, flowcharts, annotations, Internet domain names, software licenses, any other confidential and proprietary right or information, whether or not registrable, including all pending rights, licenses or applications for registration, for any of the above, and all related technical information, technical, engineering or manufacturing drawings, know-how, documents, diskettes, records, files and other media on which the above are stored.

“Acquired Quotas” has the meaning ascribed to it in Clause 4.1 of this Agreement.

“Third Party Claim” means any Claim that has not been brought by one of the Parties or their respective Indemnifiable Parties.

“Claim” means any action, judicial, arbitral or administrative proceeding, notice of infraction, notice of non-compliance or violation, assessment, notice of collection, judicial or administrative inquiry, claim, cause of action, brought against any of the Parties and/or the Companies, which, due to the period to which they refer and/or the matter they deal with, may give rise to a Loss.

“Previous Company Claims” has the meaning ascribed to it in Clause 17.9 of this Agreement.

“Claim” has the meaning ascribed to it in Clause 17.2 of this Agreement.

“Buyer Adjustment Report” has the meaning ascribed to it in Clause 7.4.1 of this Agreement.

“First Installment Adjustment Report” has the meaning ascribed to it in Clause 8.2 of this Agreement.

“Second Installment Adjustment Report” has the meaning ascribed to it in Clause 8.5 of this Agreement.

“First Installment Final Report” has the meaning ascribed to it in Clause 8.3.3 of this Agreement.

“Final Adjustment Report” has the meaning ascribed to it in Clause 7.4.6 of this Agreement.

“Corporate Reorganization” has the meaning ascribed to it in Clause 3.1 of this Agreement.

“Retention of Amounts” has the meaning ascribed to it in Clause 19.1 of this Agreement.

“Withdrawals” has the meaning ascribed to it in Clause 6.1(ii) of this Agreement.

“Second Installment” has the meaning ascribed to it in Clause 5.2(ii) of this Agreement.

“Second Calculation Period” has the meaning ascribed to it in Clause 8.5 of this Agreement.

“Restricted Sector” has the meaning ascribed to it in Clause 23.1 of this Agreement.

“Companies” has the meaning ascribed to it in the preamble to this Agreement.

“Additional Liabilities” has the meaning ascribed to it in Clause 20.1 of this Agreement.

“Third Party” means any Person other than the Parties and the Consenting Parties.

“Territory” has the meaning ascribed to it in Clause 23.1 of this Agreement.

“Transfer” means the sale, commitment to sell, alienation, encumbrance, assignment, right of possession, granting of a purchase or sale option, exchange, contribution to the share capital of another Company, transfer or any other form of loss of ownership, directly or indirectly, including but not limited to through corporate reorganizations, of any of the shares held, directly or indirectly, at any time, by the Sellers, as well as of the rights attributed to such shares.

“Tax” means all taxes, fees, contributions, tariffs or similar charges of any nature, whether federal, state, municipal or local, including licensing fees, income tax (including social contributions), sales tax, including ICMS (Tax on Operations Relating to the Circulation of Goods and Services), IPI (Tax on Industrialized Products), COFINS (Contribution to Social Security Financing), PIS (Social Integration Program), CSLL (Social Contribution on Net Profits), ISS (Tax on Services of Any Nature), IPTU (Property Tax), ITR (Rural Land Tax), ITBI (Property Transfer Tax), ITCMD (Tax on the Transfer of Causes of Death and Donation), IPVA (Motor Vehicle Ownership Tax), IR (Income Tax), IOF (Financial Operations Tax) and other taxes and contributions, including all interest, penalties and ancillary obligations levied on these amounts.

“Object Property Appraised Value” has the meaning ascribed to it in Clause 21.1 of this Agreement.

“Retained Amount” has the meaning ascribed to it in Clause 19.1 of this Agreement.

“Sellers” has the meaning ascribed to it in the preamble to this Agreement.

“Relationship” has the meaning ascribed to it in Clause 23.1 of this Agreement.

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